                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                        ALLIED DIGITAL TECHNOLOGIES CORP.
                       ----------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.1 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                    01912P109
                                 --------------
                                 (CUSIP Number)

                         Frederick R. Cummings, Jr. Esq.
                  Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                                555 Fifth Avenue
                            New York, New York 10017
                                 (212) 984-7700
             ------------------------------------------------------
             (Name, Address, Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   May 5, 1998
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report this acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    George Fishman

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    894,022
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,542 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    894,022
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Kyle Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,600
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,000
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Nicole Olesen, As Custodian for Austin Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    1,000
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    1,000
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Nicole Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    3.250
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    3,250
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Christopher Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    3,250
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

    PERSON WITH SOLE DISPOSITIVE POWER
    3,250
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Erik Olesen, as Custodian for Ryan Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    1,000

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    1,000
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Debra Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    3,250
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    3,250
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Erik Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    3,250
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    3,250
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Donald L. Olesen
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    872,400
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    872,400
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William L. and Patricia M. Smith Foundation
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    1,000,000
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    1,000,000
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Werner H. Jean, as Trustee of the William H. Smith and Patricia M. Smith Irrevocable Trust dated April 2, 1998 for Brittany Frances Davies
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    93,360
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    93,360
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Werner H. Jean, Trustee of the William H. Smith and Patricia M. Smith Irrevocable Trust dated April 2, 1998 for Melena Renee Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    93,360
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    93,360
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Werner H. Jean, Trustee of the William H. Smith and Patricia M. Smith Irrevocable Trust dated April 2, 1998 for Kaitlyn Hunt Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    93,360
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    93,360
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Werner H. Jean, Trustee of the William H. Smith and Patricia M. Smith Irrevocable Trust Dated April 2, 1998 for Emily Morell Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    93,360
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER

    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    93,360
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Wendy Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------

7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    566,477
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    566,477
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Kendall A. Smith, as Custodian for Melena Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------
================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Kathryn Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Kendall A. Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/

--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    566,477
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    566,477
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Scott D. Smith, as Custodian for Brittany F. Davies
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    his statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Scott D. Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    566,477
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    566,477
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Wendy Kubitskey, as Custodian for Kaitlyn Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Wendy Kubitskey, as Custodian for Emily Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Paul Kubitskey
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER

    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William L. Jacob, as Custodian for Veronika L. Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING

    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William H. Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    91,596
--------------------------------------------------------------------------------

8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    91,596
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William L. Jacob, as Custodian for Garth W. Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / X
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States

--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Barbara S. Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    91,596
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    91,596
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    R. Thomas Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Laura L. Jacob
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William L. Jacob
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    6,152
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    6,152
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Patricia M. Smith Trust
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    1,044,161
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    1,044,161
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO

================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William H. Smith Trust
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    2,067,723
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    2,067,723
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    OO
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Patricia M. Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    0
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

-----------------------------------
CUSIP No. 01912P109
-----------------------------------


================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    William H. Smith
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    This statement is being filed as a result of the execution by certain shareholders of a voting agreement, and does not relate to the purchase of securities by any of the Reporting Persons
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER
    0
--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

    0
--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    0
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    8,233,641 (See Item 5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    60.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

Item 1.  Security and Issuer.

                  The class of equity securities to which this Statement relates is the common stock, $0.01 par value per share (the "Common Stock"), of Allied Digital Technologies Corp., a Delaware corporation ("ADT"). The principal executive offices of ADT are located at 140 Fell Court, Hauppauge, New York 11788.

Item 2.  Identity and Background.

         William H. Smith is an individual, a citizen of the United States, a trustee of the William H. Smith Trust, a director of the Issuer, and the Co-Chairman of the Board of the Issuer. His business address is 7375 Woodward Avenue, Detroit, Michigan 48202.

         The William H. Smith Trust is a trust established by William H. Smith pursuant to the laws of the State of Michigan. The William H. Smith Trust was established by Mr. Smith for estate planning purposes. The William H. Smith Trust has its principal business at, and its principal business address is, 7375 Woodward Avenue, Detroit, Michigan 48202. The trustee of the William H. Smith Trust is William H. Smith.

         Patricia M. Smith is an individual, a citizen of the United States, a trustee of the Patricia M. Smith Trust, and the spouse of William H. Smith. Her business address is 7375 Woodward Avenue, Detroit, Michigan 48202.

         The Patricia M. Smith Trust is a trust established by Patricia M. Smith pursuant to the laws of the State of Michigan. The Patricia M. Smith Trust was established by Mrs. Smith for estate planning purposes. The Patricia M. Smith Trust has its principal business at, and its principal business address is, 7375 Woodward Avenue, Detroit, Michigan 48202. The trustee of the Patricia M. Smith Trust is Patricia M. Smith.


         George N. Fishman is an individual, a citizen of the United States, a director of the Issuer, and the Co-Chairman of the Board of the Issuer. His business address if 140 Fell Court, Hauppauge, New York 11788.

         Donald L. Olesen is an individual, a citizen of the United States, a director of the Issuer, and the President of the National Marketing Division of the Issuer. His business address is 1301 Avenue of the Americas, Hauppauge, New York 10019.

         Scott D. Smith is an individual, a citizen of the United States, and President of Chicago Audio Works, Inc., a provider of audio recording services. His business address is 676 N. LaSalle Drive, Chicago, Illinois 60610.

         R. Thomas Jacob is an individual, a citizen of the United States, and a mortgage banker (currently unemployed).

         William L. Jacob is an individual, a citizen of the United States, and is a Construction Manager for Danish Craftsmen, Inc., a construction company. His business address is 2480 Gray Street, Edgewater, Colorado 80214.

         William H. Jacob is an individual, a citizen of the United States, and is retired.

         Barbara S. Jacob is an individual, a citizen of the United States, and is retired.

         Laura L. Jacob is an individual, a citizen of the United States, and a registered dental hygienist for Dr. Peter K. Spence. Her business address is 3601 South Clarkson, Englewood, Colorado 80110.

         Paul H. Kubitskey is an individual, a citizen of the United States, and a chemical researcher for Olin Corporation. His business address is 2450 Olin Road, Brandenburg, Kentucky 40108.

         Wendy A. Kubitskey is an individual, a citizen of the United States, and a medical technologist for Jewish Hospital. Her business address is 217 E. Chestnut, Louisville, Kentucky 40202.

         Christopher L. Olesen is an individual, a citizen of the United States, and a salesman for the Issuer. His business address is 1301 Avenue of the Americas, New York, New York 10019.

         Nicole Olesen is an individual, a citizen of the United States, and a housewife.

         Erik L. Olesen is an individual, a citizen of the United States, and the Director of Promotion for Elektra Records, a music and entertainment company. His business address is 75 Rockefeller Plaza, New York, New York 10019.

         Debra Olesen is an individual, a citizen of the United States, and a housewife.

         Kyle L. Olesen is an individual, a citizen of the United States, and a salesman for the Issuer. His business address is 1301 Avenue of the Americas, New York, New York 10019.

         Kendall A. Smith is an individual, a citizen of the United States, and a freelance designer. His business address is 10 Rockledge Pl., Mahopac, New York 10541.

         Kathryn Smith is an individual, a citizen of the United States, and a housewife.

         Werner H. Jean is an individual, a citizen of the United States, a director of the Issuer, a consultant in operations management and the Trustee of the William H. Smith and Patricia M. Smith irrevocable trust dated April 2, 1998 for Emily Morell Kubitskey, the William H. Smith and Patricia M. Smith

irrevocable trust dated April 2, 1998 for Kaitlyn Hunt Kubitskey, the William H. Smith and Patricia M. Smith irrevocable trust dated April 2, 1998 for Melena Renee Smith, and the William H. Smith and Patricia M. Smith irrevocable trust dated April 2, 1998 for Brittany Frances Davies. Each of the foregoing trusts was formed for estate planning purposes. Mr. Jean's business address is 16288 Barryknoll Way, Granger, Indiana 46530.

         The William H. and Patricia M. Smith Foundation is a Michigan non-profit corporation and a private foundation, formed by its President, William H. Smith, for general charitable purposes. The Foundation's business address is 7375 Woodward Avenue, Detroit, Michigan 48202.


Item 3.  Source and Amount of Funds or Other Consideration.

         This Statement is being filed as a result of the execution by the Reporting Persons of the Stockholder Voting Agreements (as defined below), and does not relate to the purchase of securities.


Item 4.  Purpose of Transaction.

         On May 5, 1998, ADT and AAC entered into the Agreement and Plan of Merger (the "Merger Agreement," a copy of which is attached hereto and made a part hereof as Exhibit A). The Merger Agreement provides, among other things, for the merger of AAC with and into ADT (the "Merger"), with ADT as the surviving corporation (the "Surviving Corporation"). Upon the issuance of capital stock of AAC, John K. Mangini shall own 66 2/3% of the voting securities of AAC and 399 Venture Partners, Inc. ("399") shall own 33 1/3% of the voting securities of AAC.

         Under the terms of the Merger Agreement, which is subject to majority shareholder approval, each Share (or fraction thereof) issued and outstanding immediately prior to the Effective Time (as defined below) (other than any Shares to be canceled (as described below), any shares to remain outstanding (as described below) and any Dissenting Shares (as defined in the Merger Agreement), shall be canceled and shall be converted automatically into the right to receive an amount equal to $5.00 in cash payable, without interest, to the holder of such Share, upon surrender of the Certificate that formerly evidenced such Share. 75,000 of the Shares held by and registered in the names of certain ADT Stockholders immediately prior to the Effective Time who are members of management of the Company shall not be canceled but shall remain outstanding and become shares of Class A common stock, $.01 par value per share, of the

Surviving Corporation ("Class A Common Stock"). In addition, all of (a) the issued and outstanding shares of common stock, par value $.01 per share, of AAC,
(b) the issued and outstanding shares of preferred stock, par value $.01 per share of AAC, and (c) 1,100,110 Shares of ADT Common Stock held by and registered in the name of 399, shall be converted into 74,000 shares of Class A common stock, 351,000 shares of Class B Common Stock, $.01 par value per share, of the Surviving Corporation and 165,000 shares of Series A preferred stock, par value $.01 per share, of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of ADT and AAC, all as provided under Delaware Law. The Merger is subject to customary conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the stockholders of ADT.

         In connection with the Merger, each of the Reporting Persons entered into a stockholder voting agreement (collectively, the "Shareholder Voting Agreements") with AAC dated as of May 5, 1998 (copies of which are attached hereto and made a part hereof as Exhibits B through D) representing in the aggregate 8,233,641 Shares, which together with the Shares currently owned by 399 represent approximately 66.58% of the Shares issued and outstanding.

         During the period (the "Agreement Period") beginning on May 5, 1998 and ending on the Termination Date (as defined in the Merger Agreement), each of the Reporting Persons has agreed not to directly or indirectly (i) except pursuant to the terms of the Merger Agreement or the Stockholders Voting Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with ADT or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Reporting Person's Shares or any interest therein, including any trust income or principal, except in each case to a permitted transferee (a "Permitted Transferee"), who is or agrees to become bound by the Stockholder Voting Agreement; (ii) except as contemplated by the Stockholder Voting Agreement, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Reporting Person contained in the Stockholder Voting Agreement untrue or incorrect or have the effect of preventing or disabling such Reporting Person from performing such Stockholder's obligations under the Stockholder Voting Agreement.

         Each Reporting Person has waived any rights of appraisal or rights to dissent from the Merger that such Reporting Person may have. The Stockholders have represented that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

         Each Reporting Person has agreed that, until the termination Date, such Reporting Person shall vote (or cause to be voted) the Shares held of record or beneficially by such Reporting Person (i) in favor of the Merger, the execution and delivery by ADT of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Voting Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ADT under the Merger Agreement or the Stockholder Voting Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by AAC in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving ADT or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of ADT or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of ADT or its Subsidiaries; (C) any change in the majority of the board of directors of ADT;
(D) any material change in the present capitalization of ADT or any amendment of ADT's Certificate of Incorporation or By-Laws; (E) any other material change in ADT's corporate structure or business; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Voting Agreement.

         Each Reporting Person has appointed AAC and any designee of AAC, each of them individually, such Stockholder's irrevocable (until the termination
Date) proxy and attorney-in-fact (with full power of substitution) to vote such Stockholder's Shares as described above. The proxy is irrevocable (until the Termination Date) and coupled with an interest. Each Reporting Person has agreed to take such further action and execute such other instruments as may be necessary to effectuate the intent of the proxy and has revoked any proxy previously granted by such Reporting Person with respect to such Stockholder's Shares.

         The Shareholder Voting Agreements will terminate upon the expiration of the Agreement Period.

         Subject to the terms and provisions of the Merger Agreement, in connection with the Merger, each of Charles A. Mantione, John K. Mangini, John
J. Mangini, Emily M. Hill, Steven Granat, Edward Simek, David R. Conrad, Brian Wilson and Donald L. Olesen (and various parties related to Donald L. Olesen) (the "Rollover Stockholders") has entered into a Rollover Agreement with AAC dated as of May 5, 1998 whereby each has agreed to elect to retain an aggregate of 75,000 Shares of Surviving Corporation Common Stock upon conversion of, and with respect to, 75,000 Shares owned by the Rollover Stockholder immediately prior to the Effective Time (the "Rollover Shares") unless otherwise agreed with AAC.

         Unless the Shares held by any trust which are presently subject to the terms of the Rollover Agreement are transferred to one or more Rollover Stockholders (and remain subject in all respects to the terms of the Rollover Agreement) or other Permitted Transferees who upon receipt of such Shares become signatories to the Rollover Agreement, the Rollover Stockholders who are trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the Termination Date.

         Each Rollover Stockholder has waived any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. The Rollover Stockholders have represented that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.


Item 5.  Interest in Securities of the Issuer

     William H. Smith shares dispositive power with respect to the 10,000 shares reported by him. Mr. Smith holds such shares jointly with his wife, Patricia M. Smith. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Smith, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 10,000 shares held jointly with Mrs. Smith, Mr. Smith disclaims beneficial ownership of the shares held by the Reporting Persons.

     Patricia M. Smith shares dispositive power with respect to the 10,000 shares reported by her. Mrs. Smith holds such shares jointly with her husband, William H. Smith. By virtue of the Shareholder Voting Agreements described under
Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mrs. Smith, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 10,000 shares held jointly with Mr. Smith, Mrs. Smith disclaims beneficial ownership of the shares held by the Reporting Persons.

     The William H. Smith Trust has the sole power to dispose of the 2,067,723 shares held by it. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, The William H. Smith Trust, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 2,067,723 shares held by it, The William H. Smith Trust disclaims beneficial ownership of the shares held by the Reporting Persons.

     The Patricia M. Smith Trust has the sole power to dispose of the 1,044,161 shares held by it. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, The Patricia M. Smith Trust, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 1,044,161 shares held by it, The Patricia M. Smith Trust disclaims beneficial ownership of the shares held by the Reporting Persons.

     William L. Jacob has the sole power to dispose of the 6,152 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him, Mr. Jacob disclaims beneficial ownership of the shares held by the Reporting Persons.

     Laura L. Jacob has the sole power to dispose of the 6,152 shares held by her. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by her, Ms. Jacob disclaims beneficial ownership of the shares held by the Reporting Persons.

     R. Thomas Jacob has the sole power to dispose of the 6,152 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him, Mr. Jacob disclaims beneficial ownership of the shares held by the Reporting Persons.

     Barbara S. Jacob has the sole power to dispose of the 91,596 shares held by her. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 91,596 shares held by her, Ms. Jacob disclaims beneficial ownership of the shares held by the Reporting Persons.

     William L. Jacob, as Custodian for Garth W. Jacob, has the sole power to dispose of the 6,152 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jacob, as Custodian for Garth W. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him in such capacity, Mr. Jacob, as Custodian for Garth W. Jacob, disclaims beneficial ownership of the shares held by the Reporting Persons.

     William H. Jacob has the sole power to dispose of the 91,596 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 91,596 shares held by him, Mr. Jacob disclaims beneficial ownership of the shares held by the Reporting Persons.

     William L. Jacob, as Custodian for Veronika L. Jacob, has the sole power to dispose of the 6,152 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jacob, as Custodian for Veronika L. Jacob, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him in such capacity, Mr. Jacob, as Custodian for Veronika L. Jacob, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Paul Kubitskey has the sole power to dispose of the 6,152 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Kubitskey, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him, Mr. Kubitskey disclaims beneficial ownership of the shares held by the Reporting Persons.

     Wendy Kubitskey, as Custodian for Emily Kubitskey, has the sole power to dispose of the 6,152 shares held by her in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Kubitskey, as Custodian for Emily Kubitskey, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by her in such capacity, Ms. Kubitskey, as Custodian for Emily Kubitskey, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Wendy Kubitskey, as Custodian for Kaitlyn Kubitskey, has the sole power to dispose of the 6,152 shares held by her in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Kubitskey, as

Custodian for Kaitlyn Kubitskey, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by her in such capacity, Ms. Kubitskey, as Custodian for Kaitlyn Kubitskey, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Scott D. Smith has the sole power to dispose of the 566,477 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Smith, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 566,477 shares held by him, Mr. Smith disclaims beneficial ownership of the shares held by the Reporting Persons.

     Scott D. Smith, as Custodian for Brittany F. Davies, has the sole power to dispose of the 6,152 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Smith, as Custodian for Brittany F. Davies, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him in such capacity, Mr. Smith, as Custodian for Brittany F. Davies, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Kendall A. Smith has the sole power to dispose of the 566,477 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Smith, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 566,477 shares held by him, Mr. Smith disclaims beneficial ownership of the shares held by the Reporting Persons.

     Kathryn Smith has the sole power to dispose of the 6,152 shares held by her. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Smith, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by her, Ms. Smith disclaims beneficial ownership of the shares held by the Reporting Persons.

     Kendall A. Smith, as Custodian for Melena Smith, has the sole power to dispose of the 6,152 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Smith, as Custodian for Melena Smith, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,152 shares held by him in such capacity, Mr. Smith, as Custodian for Melena Smith, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Wendy Kubitskey has the sole power to dispose of the 566,477 shares held by her. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms.

Kubitskey, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 566,477 shares held by her, Ms. Kubitskey disclaims beneficial ownership of the shares held by the Reporting Persons.

     Werner H. Jean, Trustee of the William H. and Patricia M. Smith Irrevocable Trust Dated April 2, 1998 for Emily Morell Kubitskey, has the sole power to dispose of the 93,360 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jean, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 93,360 shares held by him in such capacity, Mr. Jean, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Werner H. Jean, Trustee of the William H. and Patricia M. Smith Irrevocable Trust Dated April 2, 1998 for Kaitlyn Hunt Kubitskey, has the sole power to dispose of the 93,360 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jean, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 93,360 shares held by him in such capacity, Mr. Jean, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Werner H. Jean, Trustee of the William H. and Patricia M. Smith Irrevocable Trust Dated April 2, 1998 for Melena Rene Smith, has the sole power to dispose of the 93,360 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jean, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 93,360 shares held by him in such capacity, Mr. Jean, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Werner H. Jean, Trustee of the William H. and Patricia M. Smith Irrevocable Trust Dated April 2, 1998 for Brittany Frances Davies, has the sole power to dispose of the 93,360 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Jean, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 93,360 shares held by him in such capacity, Mr. Jean, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.

     The William H. and Patricia M. Smith Foundation (the "Foundation") has the sole power to dispose of the 1,000,000 shares held by it. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, the Foundation, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 1,000,000 shares held by it, the Foundation disclaims beneficial ownership of the shares held by the Reporting Persons.

     Donald L. Olesen has the sole power to dispose of the 872,400 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Olesen, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 872,400 shares held by him, Mr. Olesen disclaims beneficial ownership of the shares held by the Reporting Persons.

     Erik Olesen has the sole power to dispose of the 3,250 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Olesen, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 3,250 shares held by him, Mr. Olesen disclaims beneficial ownership of the shares held by the Reporting Persons.

     Erik Olesen, as Custodian for Ryan Olesen, has the sole power to dispose of the 1,000 shares held by him in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Olesen, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 1,000 shares held by him in such capacity, Mr. Olesen, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.


     Christopher Olesen has the sole power to dispose of the 3,250 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Olesen, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 3,250 shares held by him, Mr. Olesen disclaims beneficial ownership of the shares held by the Reporting Persons.

     Nicole Olesen has the sole power to dispose of the 3,250 shares held by her. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Olesen, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 3,250 shares held by her, Ms. Olesen disclaims beneficial ownership of the shares held by the Reporting Persons.

     Nicole Olesen, as Custodian for Austin Olesen, has the sole power to dispose of the 1,000 shares held by her in such capacity. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Ms. Olesen, in such capacity, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 1,000 shares held by her in such capacity, Ms. Olesen, in such capacity, disclaims beneficial ownership of the shares held by the Reporting Persons.

     Kyle Olesen has the sole power to dispose of the 6,600 shares held by him. By virtue of the Shareholder Voting Agreements described under Item 4, the Reporting Persons have agreed to vote in favor of the adoption and approval of the Merger Agreement. Therefore, Mr. Olesen, pursuant to Rule 13d-3 of the Exchange Act, may be deemed to be the beneficial owner of the 8,233,641 shares owned by all of the Reporting Persons, which represent 60.4% of the outstanding shares of ADT. Other than the 6,600 shares held by him, Mr. Olesen disclaims beneficial ownership of the shares held by the Reporting Persons.

     No transactions in the Common Stock were effected during the past 60 days by the Reporting Persons named in Item 2, except that Donald L. Olesen made gifts of shares of Common Stock to certain members of his family and each of the William H. Smith Trust and the Patricia M. Smith Trust made gifts of shares of Common Stock to certain family members of William H. and Patricia M. Smith, to certain trusts and to a private foundation. Each of the foregoing donees is a Reporting Person hereof. All of the foregoing gifts are listed on Exhibit E attached hereto.


     Each Reporting Person has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, the Sole Dispositive Shares held by such Reporting Person.



Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

    See Item 4 with respect to the Merger Agreement and the Voting Agreements.

    A copy of the Merger Agreement and the Shareholder Voting Agreements are attached hereto as Exhibits A and B - D, respectively, and are incorporated herein by reference. Except for the agreements described in response to Item 4, to the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2 and any other person, with respect to any securities of ADT, including, but not limited to, transfer or voting arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.  Material to be Filed as Exhibits.

     A. Agreement and Plan of Merger dated as of May 5, 1998 between Analog Acquisition Corp. and ADT.

     B. Stockholder Voting Agreement dated as of May 5, 1998 between Analog Acquisition Corp. and George Fishman.

     C. Stockholder Voting Agreement dated as of May 5, 1998 between Analog Acquisition Corp. and William H. Smith and various parties related to and affiliated trusts of William H. Smith.

     D. Stockholder Voting and Rollover Agreement dated as of May 5, 1998 between Analog Acquisition Corp. and Donald L. Olesen and various parties related to Donald L. Olesen.

     E.  Gift Schedule (see Item 5).

     F.  Joint Filing Agreement by and among the Reporting Persons.

                                  SCHEDULE 13D
                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:


                                    /s/ George N. Fishman
                                    ----------------------------------
                                    George N. Fishman

                                    /s/ William H. Smith
                                    ----------------------------------
                                    William H. Smith

                                    /s/ Patricia M. Smith
                                    ----------------------------------
                                    Patricia M. Smith



                                    William H. Smith Trust


                                    By:_______________________________
                                    Name:
                                    Title:

                                    Patricia M. Smith Trust


                                    By:_______________________________
                                    Name:
                                    Title:


                                    /s/ William L. Jacob
                                    ----------------------------------
                                    William L. Jacob

                                    /s/ Laura L. Jacob
                                    ----------------------------------
                                    Laura L. Jacob

                                    /s/ R. Thomas Jacob
                                    ----------------------------------
                                    R. Thomas Jacob

                                    /s/ Barbara S. Jacob
                                    ----------------------------------
                                    Barbara S. Jacob

                                    /s/ William L. Jacob
                                    ----------------------------------
                                    William L. Jacob,
                                       as Custodian for Garth W. Jacob

                                    /s/ William H. Jacob
                                    ----------------------------------
                                    William H. Jacob

                                    /s/ William L. Jacob
                                    ----------------------------------
                                    William L. Jacob,
                                       as Custodian for Veronika L. Jacob

                                    /s/ Paul Kubitskey
                                    ----------------------------------
                                    Paul Kubitskey

                                    /s/ Wendy Kubitskey
                                    ----------------------------------
                                    Wendy Kubitskey,
                                       as Custodian for Emily Kubitskey

                                    /s/ Wendy Kubitskey
                                    ----------------------------------
                                    Wendy Kubitskey,
                                       as Custodian for Kaitlyn Kubitskey

                                    /s/ Scott D. Smith
                                    ----------------------------------
                                    Scott D. Smith

                                    /s/ Scott D. Smith,
                                    ----------------------------------
                                    Scott D. Smith,
                                       as Custodian for Brittany F. Davies

                                    /s/ Kendall A. Smith
                                    ----------------------------------
                                    Kendall A. Smith


                                    /s/ Kathryn Smith
                                    ----------------------------------
                                    Kathryn Smith

                                    /s/ Kendall A. Smith
                                    ----------------------------------
                                    Kendall A. Smith,
                                      as Custodian for Melena Smith

                                    /s/ Wendy Kubitskey
                                    ----------------------------------
                                    Wendy Kubitskey

                                    /s/ Werner H. Jean
                                    ----------------------------------
                                    Werner H. Jean, Trustee
                                       of William H. Smith
                                       and Patricia M. Smith
                                       Irrevocable Trust
                                       dated April 2, 1998
                                       for Emily Morell Kubitskey


                                    /s/ Werner H. Jean
                                    ----------------------------------
                                    Werner H. Jean, Trustee
                                       of William H. Smith and
                                       Patricia M. Smith
                                       Irrevocable Trust
                                       dated April 2, 1998
                                       for Kaitlyn Hunt Kubitskey

                                    /s/ Werner H. Jean
                                    ----------------------------------
                                    Werner H. Jean, Trustee
                                       of the William H. Smith
                                       and Patricia M. Smith
                                       Irrevocable Trust dated
                                       April 2, 1998 for
                                       Melena Renee Smith


                                    /s/ Werner H. Jean
                                    ----------------------------------
                                    Werner H. Jean, Trustee
                                       of the William H. Smith
                                       and Patricia M. Smith
                                       Irrevocable Trust
                                       dated April 2, 1998
                                       for Brittany Frances Davies


                                    William H. and Patricia M. Smith Foundation


                                    By: William H. Smith
                                    Name:

                                    Title:

                                    /s/ Donald L. Olesen
                                    ----------------------------------
                                    Donald L. Olesen


                                    /s/ Erik Olesen
                                    ----------------------------------
                                    Erik Olesen


                                    /s/ Debra Olesen
                                    ----------------------------------
                                    Debra Olesen

                                    /s/ Erik Olesen
                                    ----------------------------
                                    Erik Olesen,
                                       as Custodian for Ryan Olesen

                                    /s/ Christopher L. Olesen
                                    ----------------------------
                                    Christopher L. Olesen

                                    /s/ Nicole Olesen
                                    ----------------------------
                                    Nicole Olesen

                                    /s/ Nicole Olesen
                                    ---------------------------
                                    Nicole Olesen,
                                       as Custodian for Austin Olesen

                                    /s/ Kyle Olesen
                                    ------------------------------
                                    Kyle Olesen

                                                                       EXHIBIT A

                                                                  EXECUTION COPY











         --------------------------------------------------------------





                          AGREEMENT AND PLAN OF MERGER,

                            DATED AS OF MAY 5, 1998,

                                     BETWEEN

                            ANALOG ACQUISITION CORP.

                                       AND

                        ALLIED DIGITAL TECHNOLOGIES CORP.





         --------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                Table of Contents

                                                                                                               Page
                                                                                                               ----

         1.       Definitions.....................................................................................1

         2.       Transactions...................................................................................10
                  (a)      The Merger............................................................................10
                  (b)      The Closing...........................................................................10
                  (c)      Effect of Merger......................................................................10

                  (d)      Certificate of Incorporation..........................................................10
                  (e)      Bylaws................................................................................10
                  (f)      Directors and Officers................................................................11
                  (g)      Conversion of Securities..............................................................11
                  (h)      Employee Stock Options; Warrants......................................................12
                  (i)      Dissenting Shares.....................................................................12
                  (j)      Surrender of Shares; Stock Transfer Books.............................................13

         3.       Representations and Warranties of the Company..................................................14
                  (a)      Organization, Qualification, and Corporate Power......................................14
                  (b)      Capitalization........................................................................15
                  (c)      Authorization of Transactions.........................................................15
                  (d)      Noncontravention......................................................................16
                  (e)      Filings with the SEC..................................................................16
                  (f)      Financial Statements..................................................................16
                  (g)      Events Subsequent to Most Recent Fiscal Year End......................................17
                  (h)      No Undisclosed Liabilities............................................................17
                  (i)      Brokers' Fees.........................................................................17
                  (j)      Absence of Certain Changes............................................................17
                  (k)      Litigation............................................................................18
                  (l)      Taxes.................................................................................18
                  (m)      Compliance with Laws..................................................................19
                  (n)      Permits...............................................................................19
                  (o)      Contracts.............................................................................20
                  (p)      Intellectual Property Rights..........................................................20
                  (q)      Board Recommendation..................................................................21
                  (r)      ERISA.................................................................................21
                  (s)      Labor and Employment Matters..........................................................23
                  (t)      Real Estate...........................................................................24


                  (u)      Environmental Matters.................................................................24

         4.       Representations and Warranties of AAC..........................................................26
                  (a)      Organization..........................................................................26
                  (b)      Debt Financing........................................................................27
                  (c)      Authorization of the Transactions.....................................................27
                  (d)      Noncontravention......................................................................27
                  (e)      Brokers' Fees.........................................................................28
                  (f)      ......................................................................................28

         5.       Covenants......................................................................................28
                  (a)      Further Assurances....................................................................28
                  (b)      Notices and Consents..................................................................28
                  (c)      Regulatory Matters and Approvals......................................................29

                  (d)      Securities Act, Securities Exchange Act, and State Securities Laws....................29
                  (e)      DGCL; Special Meeting.................................................................29
                  (f)      Accounting Treatment..................................................................30
                  (g)      Debt Financing........................................................................30
                  (h)      Operation of the Company's Business...................................................30
                  (i)      Full Access...........................................................................31
                  (j)      Notice of Developments................................................................32
                  (k)      No Solicitation.......................................................................32
                  (l)      Insurance and Indemnification.........................................................34
                  (m)      Joint Disclosure Documents............................................................34
                  (n)      Comfort Letters.......................................................................34
                  (o)      Options...............................................................................34

         6.       Conditions to Obligation to Close..............................................................35
                  (a)      Conditions to Closing by AAC..........................................................35
                  (b)      Conditions to Closing by the Company..................................................36

         7.       Termination....................................................................................38
                  (a)      Termination of Agreement..............................................................38
                  (b)      Effect of Termination.................................................................39

         8.       Miscellaneous..................................................................................39
                  (a)      Press Releases and Public Announcement................................................39
                  (b)      No Third Party Beneficiaries..........................................................39
                  (c)      Entire Agreement......................................................................39
                  (d)      Succession and Assignment.............................................................40
                  (e)      Counterparts..........................................................................40



                  (f)      General Interpretive Principles.......................................................40
                  (g)      Notices...............................................................................41
                  (h)      Governing Law.........................................................................42
                  (i)      Waiver of Jury Trial..................................................................42
                  (j)      Amendments and Waivers................................................................42
                  (k)      Severability..........................................................................42
                  (l)      Expenses..............................................................................43
                  (m)      Incorporation of Exhibits and Schedules...............................................43
                  (n)      Transfer Taxes........................................................................43
                  (o)      Limited Recourse......................................................................43
                  (p)      Parties in Interest...................................................................43
                  (q)      Specific Performance..................................................................43
                  (r)      Headings..............................................................................43
                  (s)      Counterparts..........................................................................43

                          AGREEMENT AND PLAN OF MERGER

                  Agreement and Plan of Merger (the "Agreement"), dated as of May 5, 1998, between Analog Acquisition Corp., a Delaware corporation ("AAC"), and Allied Digital Technologies Corp., a Delaware corporation (the "Company"). AAC and the Company are sometimes referred to collectively herein as the "Parties."

                                   WITNESSETH:

                  WHEREAS, the Boards of Directors of AAC and the Company have each determined that it is in the best interests of its shareholders for AAC to acquire the Company and consummate the transactions contemplated by the Agreement (the "Transactions") upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of AAC and the Company have each approved the merger (the "Merger") of AAC with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL") upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, AAC is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company have entered into certain voting agreements, substantially in the form of Exhibit A-1 (the "Voting Agreements") and certain rollover agreements, substantially in the form of Exhibit A-2 (the "Rollover Agreements"), or combination thereof, in each case providing for certain actions relating to certain of the shares ("Shares") of common stock, par value $.01 per Share, of the Company ("Company Common Stock") or Options (as hereinafter defined) owned or controlled by them;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1. Definitions.

         "399" means 399 Venture Partners Inc., a Delaware corporation.

         "AAC" has the meaning set forth in the preamble.

         "Acquisition Proposals" has the meaning set forth in Section 5(k)(i).

         "Acquisition Transaction" has the meaning set forth in Section 5(k)(i).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preamble.

         "AMEX" means the American Stock Exchange.

         "Anchor Bay Option" has the meaning set forth in Section 2(h).

         " Bankruptcy Code" has the meaning set forth in Section 6(b).

         "Benefit Plan" means any Plan, other than a Multiemployer Plan, existing at the Closing Date or within the 5 years prior thereto, established or to which contributions have at any time been made by the Company or any Subsidiary thereof, or any predecessor of the Company or any Subsidiary thereof, under which any employee, former employee or director of the Company or any Subsidiary thereof, or any beneficiary thereof is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary thereof.

         "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

         "Capital Lease" means a Lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a Liability in accordance with GAAP.

         "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a Liability on a balance sheet of such Person.

         "Certificate of Merger" has the meaning set forth in Section 2(c).

         "Certificates" has the meaning set forth in Section 2(j).

         "Class A Common Stock" has the meaning set forth in Section 2(g)(iv).


         "Class A Warrants" has the meaning set forth in Section 2(h).

         "Class B Warrants" has the meaning set forth in Section 2(h).

         "Class C Warrants" has the meaning set forth in Section 2(h).

         "Closing" has the meaning set forth in Section 2(b).

         "Closing Date" has the meaning set forth in Section 2(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preamble.

         "Company Comfort Letter" has the meaning set forth in Section 5(n).

         "Company Common Stock" has the meaning set forth in the recitals.

         "Company Preferred Stock" has the meaning set forth in Section 3(b).

         "Company Stockholder" means any Person who or which holds any Shares of Company Common Stock.

         "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not (i) already generally available to the public, (ii) otherwise required to be disclosed by law or court order, or (iii) already within the possession of the party to whom the information is proposed to be delivered without violating the terms of any confidentiality agreement governing such information.

         "Confidentiality Agreement" means the confidentiality agreement, dated as of January 16, 1998, between CVC and the Company.

         "Contracts" means, with respect to any Person, any agreement, contract, obligation, note, bond, mortgage, indenture, option, Lease, promise or undertaking that is legally binding on such Person or to which such Person is a party.

         "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

         "Debt" with respect to any Person means, at any time, without duplication, (a) Liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) Liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the Ordinary Course of Business but including all Liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) Capital Lease Obligations of such Person; (d) Liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not such Person has assumed or otherwise become liable for such Liabilities); (e) Liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swap Obligations of such Person; and (g) any Guaranty of such Person with respect to Liabilities of a type described in any of clauses (a) through (f) hereof.

         "Debt Financing" has the meaning set forth in Section 4(b).

         "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

         "DGCL" has the meaning set forth in the recitals.

         "Dissenting Shares" has the meaning set forth in Section 2(i).

         "Effective Time" has the meaning set forth in Section 2(c).

         "Environment" means all air, surface water, groundwater or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

         "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or, to the Knowledge of the Company or any Subsidiary thereof, oral), whether criminal or civil pursuant to or relating to any applicable Environmental Law by any Person (including but not limited to any Governmental or Regulatory Body, private Person and citizens' group) based upon, alleging, asserting or claiming any actual or potential (i) violation of or Liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence, Release or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal.


         "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

         "Environmental Law" means any and all current and future, federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions or agreements with any Governmental or Regulatory Body, relating to the protection of health and the Environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to a Hazardous Material.

         "Environmental Permit" means any federal, state, local, provincial or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Body under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Body under any applicable Environmental Law.

         "Equity Financing Commitment" has the meaning set forth in Section
4(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any Person who is, or was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any Subsidiary thereof, or any predecessor of any of the foregoing.

         "Fixed Amount" has the meaning set forth in Section 5(k).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Governmental or Regulatory Body" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision, or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

         "Guaranties" by any Person means all obligations (other than endorsements in the Ordinary Course of Business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, cash dividend or other monetary obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor; (ii) to advance or supply funds for the purchase or payment of such Debt or obligation; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation; or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or Liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, Liability or dividend unless such Guaranty is limited.

         "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead- containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes" or "contaminants" or words of similar import, under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, brand names, trade dress, business and product names, logos, slogans, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past payment, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

         "Joint Disclosure Documents" means the disclosure document combining the Schedule 13E-3 and the Definitive Proxy Materials.

         "Knowledge" means actual or constructive knowledge without independent investigation of any current director or current executive officer.

         "Liability" means all indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

         "Lease" means all oral and written leases, subleases, license agreements and other use and occupancy agreements (and any amendments, renewals, supplements, modifications or extensions thereto), in each case affecting or relating to real property under which the Company or any Subsidiary thereof is a party or to what it or any of its property is bound.

         "Lien" means any lien, claim, restriction, security interest, preemptive right, covenant, easement, mortgage, other encumbrance or any claim of any Third Party other than mechanic's, materialman's and similar liens.


         "Material Adverse Effect" means any material adverse effect on the financial condition or operations, business, prospects, assets or results of operations of the Company and its Subsidiaries taken as a whole, or AAC, as the context in this Agreement requires.

         "Merger" has the meaning set forth in the recitals.

         "Merger Consideration" has the meaning set forth in Section 2(g).

         "Most Recent Fiscal Year End" has the meaning set forth in Section
3(f).

         "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

         "Options" has the meaning set forth in Section 2(h).

         "Option Plan" means Allied Digital Technologies Corp. Amended and Restated 1994 Long Term Incentive Plan.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" has the meaning set forth in the preamble.

         "Paying Agent" has the meaning set forth in Section 2(j).

         "Permits" means each material license (other than with respect to Intellectual Property), franchise, permit, certificate, approval, consent or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries.

         "Per Share Amount" has the meaning set forth in Section 2(g).

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization or other entity or a Governmental or Regulatory Body.

         "Plan" means any bonus, incentive compensation, deferred compensation,

pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

         "Preliminary Proxy Materials" has the meaning set forth in Section 5(d)(i).

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

         "Requisite Stockholder Approval" means the affirmative vote of at least a majority, but less than the 66 2/3% of the Shares in favor of this Agreement and the Merger in accordance with the DGCL.

         "Requisite Super-Majority Stockholder Approval" means the affirmative vote of at least 66 2/3% of the Shares in favor of the Merger and this Agreement in accordance with the DGCL.

         "Restricted Parties" has the meaning set forth in Section 5(k).

         "Revolving Credit Facility" has the meaning set forth in Section 5(g).

         "Rollover Agreements" has the meaning set forth in the recitals.

         "Rollover Stockholders" has the meaning set forth in Section 2(g)(iii).

         "Schedule 13E-3" has the meaning set forth in Section 3(y).

         "SEC" means the Securities and Exchange Commission.
         "SEC Reports" has the meaning set forth in Section 3(e).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Share(s)" has the meaning set forth in the recitals.


         "Site" means any of the real properties currently or previously owned, leased or operated by the Company or any Subsidiary thereof, including all soil, subsoil, surface water and groundwater thereat.

         "Special Meeting" has the meaning set forth in Section 3(y).

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Superior Acquisition Proposal" has the meaning set forth in Section 7(a)(iv).

         "Surviving Corporation" has the meaning set forth in Section 2(a).

         "Surviving Corporation Common Stock" has the meaning set forth in
Section 2(g)(iv).

         "Swap Obligations" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.

         "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

         "Tax Returns" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

         "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Securities Exchange Act, or Person, other than AAC or any of its Affiliates.

         "Transactions" has the meaning set forth in the recitals.

         "Warrants" has the meaning set forth in Section 2(h).

         "Voting Agreements" has the meaning set forth in the recitals.

     2. Transactions.

     (1) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, AAC will merge with and into the Company at the Effective Time. Upon the Effective Time, the separate existence of AAC shall cease and the Company shall be the corporation surviving the Merger and shall continue under the name Allied Digital Technologies Corp. (the "Surviving Corporation").

     (2) The Closing. The closing of the Transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP in New York City commencing at 9:00 a.m., local time, on the first Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions as set forth in
Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions) or such other date as the Parties may mutually determine (the "Closing Date").

     (3) Effect of Merger. The Merger shall become effective at the time (the "Effective Time") the Company duly files a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. The Merger shall have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or AAC in order to carry out and effectuate the Transactions.

     (4) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit B -1 attached hereto if the Transactions receive the Requisite Stockholder Approval or Exhibit B-2 attached hereto if the

Transactions receive the Requisite Super-Majority Stockholder Approval, in each case until thereafter amended as provided by law and such certificate of incorporation.

     (1)
     (5) Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended to read as set forth in Exhibit C attached hereto until thereafter amended as provided by law and such bylaws.

     (6) Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     (7) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of AAC, the Company or the holders of any of the following securities:

          (1) Each Share (or fraction thereof) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2(g)(ii), any Shares to remain outstanding pursuant to
Section 2(g)(iii) and any Dissenting Shares (as defined in Section 2(i)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $5 (the "Per Share Amount") in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2(j), of the Certificate that formerly evidenced such Share.

          (2) Treasury Stock and AAC-owned Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of Shares of Company Common Stock, each Share of Company Common Stock owned by the Company or any Subsidiary as treasury stock and each Share owned by AAC held immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be delivered or deliverable with respect thereto.

          (3) Certain of the Shares held by and registered in the names of certain Company Stockholders who are members of management of the Company (the "Rollover Stockholders"), in each case as set forth in Exhibit D shall not be canceled as provided above, but shall remain outstanding and become shares of Class A Common Stock (as defined below).


          (4) Conversion of AAC Common and Preferred Stock and Shares Held by
399. All of (A) the issued and outstanding shares of common stock, par value $.01 per share, of AAC, (B) the issued and outstanding shares of preferred stock, par value $.01 per share, of AAC, and (C) 1,100,110 Shares of Company Common Stock held by and registered in the name of 399, shall be converted into 74,000 shares of Class A common stock, $.01 par value per share, of the Surviving Corporation ("Class A Common Stock"), 351,000 shares of Class B Common Stock, $.01 par value per share, of the Surviving Corporation and 165,000 shares of Series A preferred stock, par value $.01 per share, of the Surviving Corporation.
          (1)

     (8) Employee Stock Options; Warrants.

          (1) Unless otherwise provided in the Rollover Agreements, each option to purchase Shares that is not a Substitute Option (as defined in the Option
Plan) or the Option held by Anchor Bay Entertainment Inc. issued on September 15, 1997 pursuant to a Modification Agreement, dated September 12, 1997, between the Company and Anchor Bay Entertainment (the "Anchor Bay Option") and is outstanding immediately prior to the Effective Time (whether or not vested or exercisable) shall, at the Effective Time, be canceled, and in exchange therefor, each holder of each such Option shall receive a cash payment which, prior to deduction for applicable withholding Taxes, is in an amount equal to the product of (A) the excess, if any, of the Per Share Amount over the per share exercise price of such Option and (B) the number of shares subject to the Option (whether or not vested). If the per share exercise price of any such Option equals or exceeds the Per Share Amount, such Option shall be canceled without any payment required thereunder. The Option Plan will not survive the Effective Time.

          (2) The Class A warrants issued by the Company with an exercise price of $6.75 per share of the Company Common Stock (the "Class A Warrants"), Class B warrants issued by the Company with an exercise price of $7.50 per share of the Company Common Stock (the "Class B Warrants") and Class C warrants issued by the Company with an exercise price of $9.00 per share of the Company Common Stock (the "Class C Warrants") (the Class A Warrants, Class B Warrants and Class C Warrants collectively being referred to herein as the "Warrants") the Substitute Options, and the Anchor Bay Option will have been adjusted in accordance with their terms, unless any such Warrants have expired in accordance with their terms, such that, upon exercise and payment of the exercise price, any holder thereof shall have the right to receive only $5 per share, and in no event shall have the right to receive any shares of capital stock of the Company or the

Surviving Corporation.

     (9) Dissenting Shares. Notwithstanding any provisions of the Agreement to the contrary, Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if such Share had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in this Section 2. The Company shall give AAC prompt notice of any demands received by the Company for appraisal of Shares, and, until the Effective Time, AAC shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of AAC, make any payment with respect to, or settle or offer to settle, any such demands.

     (10) Surrender of Shares; Stock Transfer Books.

          (1) Prior to the Effective Time, AAC shall designate a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2(g)(i) and shall deposit with the Paying Agent the proceeds of the Debt Financing required in order to consummate the Transactions. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

          (2) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2(g)(i), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the

Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

          (3) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them to the fullest extent permitted by law. Notwithstanding the foregoing, to the fullest extent permitted by law, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (4) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares of Company Common Stock for which appraisal rights have been perfected shall be paid to the Surviving Corporation upon demand.

          (5) At the Effective Time, the stock transfer books of the Company shall be closed to the extent permitted by applicable law and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          (6) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

     3. Representations and Warranties of the Company. The Company represents and warrants to AAC as follows, except as set forth in the disclosure schedule attached hereto:

     (1) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     (2) Capitalization. (i) The authorized capital stock of the Company consists of 25,000,000 Shares of Company Common Stock and 1,000,000 shares, $.01 par value per share, of preferred stock (the "Company Preferred Stock"). As of the date of this Agreement: (A) 13,623,394 Shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued or outstanding, and (C) no Shares of Company Common Stock were held by the Company in its treasury. All of the issued and outstanding Shares of Company Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as indicated in Schedule 3(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any Subsidiary thereof to issue, sell, or otherwise cause to become outstanding any of its capital stock or the capital stock of any Subsidiary thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. All shares of capital stock of Subsidiaries of the Company are wholly owned directly or indirectly by the Company and have been duly authorized and are validly issued, fully paid and nonassessable.

                  (ii) Except as provided in Schedule 3(b), there are no voting trusts or shareholder agreements to which the Company or any Subsidiary thereof is a party with respect to the voting of the capital stock of the Company or any Subsidiary thereof.

                  (iii) The Class A Warrants and Class B Warrants expire on July 28, 1998 and the Class C Warrants expire on January 11, 2000. Upon consummation of the Transactions, the Warrants, Substitute Options and Anchor Bay Option shall have been adjusted so that, in the case of each Warrant (other than any Warrant that has expired in accordance with its terms) or applicable Option, upon exercise and payment of the exercise price, any holder thereof shall have the right to receive only $5 per share, and in no event shall have the right to receive any shares of capital stock of the Company or the Surviving Corporation.

     (3) Authorization of Transactions. The Company has, and subject to the Requisite Stockholder Approval will have, full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Merger, and the performance of the Company's obligations hereunder, have been and, subject to the Requisite Stockholder Approval or Requisite Super-Majority Stockholder Approval, as the case may be, will be, duly authorized by all requisite corporate action, and this Agreement has been executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

     (4) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Body or court to which any of the Company and its Subsidiaries is subject, including, without limitation, Section 203 of the DGCL, or any provision of the certificate of incorporation or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel or require any notice under any Contract to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions. Other than in connection with the provisions of the HSR Act, the DGCL, the Securities Exchange Act, the Securities Act, the state securities laws, and as set forth on Schedule 3(d), none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental or Regulatory Body in order for the Parties to consummate the Transactions or execute, deliver and perform its obligations under this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions.

     (5) Filings with the SEC. Since July 31, 1994, the Company and its Subsidiaries have made all filings with the SEC that are required under the Securities Act and the Securities Exchange Act (collectively, the "SEC Reports"). Each of the SEC

Reports has complied with the applicable provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder in all material respects. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to AAC complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

     (6) Financial Statements. The Company has delivered to AAC an Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1997 (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into such SEC Reports (including the related notes and schedules) have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods.


     (7) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

     (8) No Undisclosed Liabilities. Except for (i) liabilities incurred in connection with the Transactions and (ii) as and to the extent disclosed in the SEC Reports or as set forth in Schedule 3(h), since July 31, 1997, neither the Company nor any of its Subsidiaries has incurred any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) which could reasonably be expected to be required to be reflected in or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company and its consolidated Subsidiaries prepared in accordance with GAAP consistent with past practice.

     (9) Brokers' Fees. Other than fees related to financial advisory services performed for the Company to be paid to the Persons set forth on Schedule 3(i), neither the Company nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. The Company has furnished to AAC true, correct and complete copies of engagement letters relating to such services.

     (10) Absence of Certain Changes. Except as disclosed in Schedule 3(j), since July 31, 1997, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and there has not been:

          (1) any event, occurrence or development of a state of facts which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (2) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or (other than (A) any retirement of, or issuance of Company Common Stock pursuant to the exercise of Options to acquire Shares of Company Common Stock granted to employees or directors or other Option holders, or (B) as contemplated pursuant to this Agreement) any repurchase, redemption or other acquisition by the Company or any Subsidiary thereof of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary thereof;

          (3) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary thereof;

          (4) any incurrence, assumption or guarantee by the Company or any Subsidiary thereof of any indebtedness for borrowed money, other than in the

Ordinary Course of Business in amounts and on terms consistent with past practices;

          (5) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (6) any material change in any method of accounting or accounting practice by the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (1)

          (7) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary thereof, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary thereof, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary thereof; in each case, other than in the Ordinary Course of Business; or

          (8) any cancellation of any Permits or Contracts to which the Company or any Subsidiary thereof is a party, or any written or oral notification to the Company or any Subsidiary thereof that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (11) Litigation. Except as set forth on Schedule 3(k), there is no action, suit or proceeding pending against, or, to the Knowledge of the Company or any Subsidiary thereof, any action, suit, investigation or proceeding threatened against or affecting, the Company or any Subsidiary thereof or any of their respective properties before any Governmental or Regulatory Body, (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions and has a reasonable likelihood of success.

     (12) Taxes. (i) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed

Tax Returns are complete and accurate in all material respects; (ii) except as set forth on Schedule 3(l), the Company and each of its Subsidiaries have paid all Taxes required to be paid by it including Taxes that the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith or for such amounts that, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) except as set forth on
Schedule 3(l), there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect;
(iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current

Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code; (vii) except as set forth in Schedule 3(l), no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (viii) except as set forth in Schedule 3(l), none of the Company or its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any "excess parachute payments" within the meaning of Section 280 G or 162(m) of the Code; (ix) none of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(x) all Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, except, in each case, to the extent that failing to so withhold, collect, deposit or pay would not have a Material Adverse Effect; (xi) none of the Company or its Subsidiaries has issued or assumed (A) any obligations described in Section 279(b) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of the Company and its Subsidiaries; and (xiii) except as set forth on Schedule 3(l), there are no proposed reassessments of any property owned by the Company or any of its Subsidiaries or other proposals that could increase the amount of any Tax to which the Company, its Subsidiaries or any such Person would be subject.

     (13) Compliance with Laws. Except as set forth on Schedule 3(m), neither the Company nor any Subsidiary thereof is in violation of, or has since July 31, 1997 violated, and, to the Knowledge of the Company or any Subsidiary thereof, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation by any Governmental or Regulatory Body of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (14) Permits. Except as set forth on Schedule 3(n) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary thereof is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. The Company and each of its Subsidiaries have all Permits necessary to carry on its business as currently conducted or as proposed to be conducted, except where the failure to have any Permit would not have a Material Adverse Effect.

     (15) Contracts. Schedule 3(o) sets forth a list of all material Contracts to which the Company or any of its Subsidiaries is a party or by or to which it or its assets are bound or subject, including, without limitation, (i) Contracts relating to the borrowing of money; (ii) Contracts with any current Affiliate or current or former officer or director of the Company or any Subsidiary thereof;
(iii) joint venture agreements between the Company or any of its Subsidiaries and an unaffiliated third party; (iv) any Contracts providing for payments to or from the Company or any Subsidiary thereof of $100,000 or more per year; (v) any license agreements, distribution agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company or any of its Subsidiaries; (vi) any Contract that materially limits the freedom of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographical area or which would so materially limit the freedom of the Company or any Subsidiary thereof so to compete after the Effective Time; (vii) any other Contract not made in the Ordinary Course of Business which Contract is material to the Company and its Subsidiaries taken as a whole; (viii) any Tax sharing agreement or other arrangement or (ix) any Lease. The Company has heretofore made available to AAC true and complete copies of each of the Contracts set forth in Schedule 3(o). Except for Contracts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts disclosed in Schedule 3(o) are valid and binding Contracts of the Company or a Subsidiary thereof, are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company, any Subsidiary thereof nor, to the Knowledge of the Company or any Subsidiary thereof, any other party thereto, is in default in any material respect under the terms of any such Contract.

     (16) Intellectual Property Rights. The Company or any Subsidiary thereof has interests in or uses only the Intellectual Property disclosed in Schedule 3(p) in connection with the conduct of the business as currently conducted or as proposed to be conducted. Except as set forth on Schedule 3(p), the Company or any Subsidiary thereof either owns or has a valid and binding license to use each item of Intellectual Property set forth on Schedule 3(p). No other Intellectual Property is used or necessary in the conduct of the business as currently conducted or as proposed to be conducted. Except as disclosed in

Schedule 3(p), (i) the Company or any Subsidiary thereof has the exclusive right to use the Intellectual Property disclosed in Schedule 3(p), (ii) all registrations with and applications to any Governmental or Regulatory Body in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or any Subsidiary thereof to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company or any Subsidiary thereof in respect of such Intellectual Property, (iv) the Company or any Subsidiary thereof has delivered to AAC prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) the Company or any Subsidiary thereof has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the business, (vi) the Company or any Subsidiary thereof is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (vii) the Company or any Subsidiary thereof does not have any Knowledge that such Intellectual Property is being infringed by any other Person. Except as set forth on Schedule 3(p), the Company or any Subsidiary thereof has not received notice that the Company or any Subsidiary thereof is infringing any Intellectual Property of any other Person in connection with the conduct of the business as currently conducted or as proposed to be conducted; no claim is pending or, to the Knowledge of the

Company or any Subsidiary thereof, has been made to such effect that has not been resolved; and, to the Knowledge of the Company or any Subsidiary thereof, the Company or any Subsidiary thereof is not infringing any Intellectual Property rights of any other Person in connection with the conduct of the business as currently conducted or as proposed to be conducted.

     (17) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held and acting on the unanimous recommendation of the Board of Directors of the Company, has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (ii) approved this Agreement and the Transactions, including the Merger, which approval satisfies in full the requirements of the DGCL including, without limitation, Section 203 thereof with respect to the Transactions, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company

Stockholders. Furman Selz LLC has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of Shares of Company Common Stock from a financial point of view.

     (18) ERISA. All Benefit Plans and Multiemployer Plans are listed in
Schedule 3(r), and copies of all documentation relating to such Benefit Plans have been delivered to AAC (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in Schedule 3(r):

          (1) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and nothing has occurred since the date of any such determination which would adversely affect such qualification.

          (2) no Benefit Plan is a "defined benefit plan" within the meaning of
Section 414(j) of the Code, other than a Benefit Plan described in Section 401(a)(1) of ERISA;

          (3) no direct, contingent or secondary Liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to during the five (5) year period prior to the Closing Date by any ERISA Affiliate;


          (4) with respect to each Multiemployer Plan, (A) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such withdrawal liability will be incurred, prior to the Closing Date,
(B) no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (C) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (D) the Company or any Subsidiary thereof has no Knowledge that proceedings have been instituted by the Pension Benefit Guaranty Corporation against the Multiemployer Plan, (E) neither the Company or any Subsidiary thereof has sold assets in a transaction intended to satisfy the requirements of Section 4204 of ERISA, and (F) except as disclosed in Schedule 3(r), if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

          (5) neither the Company nor any ERISA Affiliate has incurred any Liability for any tax imposed under Sections 4971 through 4980B of the Code or civil Liability under Section 502(i) or (l) of ERISA;

          (6) Except as set forth in Schedule 3(r), no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any Transaction contemplated under this Agreement;

          (7) no tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

          (8) no Benefit Plan provides health or death benefit coverage for claims incurred beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment;

          (9) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) have been brought or, to the Knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation; and
          (1)


          (10) all contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Plans have been made and each of the Company and each Subsidiary has performed all material obligations required to be performed under all such Plans.

     (19) Labor and Employment Matters.

          (1) Except as set forth on Schedule 3(s), (A) no employee of the Company or any Subsidiary thereof is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and neither the Company nor any Subsidiary thereof has any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such Contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or any Subsidiary thereof; (B) there are no pending or threatened representation campaigns, elections or proceedings; (C) the Company has no Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; (D) neither the Company nor any Subsidiary thereof has engaged in, admitted committing or been held to have committed any unfair labor practice; and (E) there are no controversies or grievances between the Company or any Subsidiary thereof and any of its employees or representatives thereof.

          (2) Schedule 3(s) sets forth all Contracts under which the Company or any Subsidiary thereof has any obligation to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice) to or on behalf of any employee or consultant.

          (3) Except as set forth on Schedule 3(s), the Company and each of its Subsidiaries have at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.

          (4) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have at all times since July 31, 1994 complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of

1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

     (20) Real Estate.

          (1) Neither the Company nor any of its Subsidiaries own any real property.

          (1)

          (2) Except as set forth on Schedule 3(t), neither the Company nor any Subsidiary thereof has assigned, pledged or otherwise transferred or has sublet (as sublessor) the premises demised by any Lease. The Company or a Subsidiary thereof is in possession of the premises demised by the Leases. Except as set forth on Schedule 3(t), no tenant or landlord under any Lease has exercised any option or right to (A) cancel or terminate such Lease or shorten the term thereof, (B) lease additional premises, (C) reduce or relocate the premises demised by such Lease, or (D) purchase any property. All brokerage commissions payable by the Company or any Subsidiary thereof with respect to any Lease have been fully paid.

     (21) Environmental Matters. To the Knowledge of the Company or any Subsidiary thereof, the Company or any Subsidiary thereof has obtained and holds all necessary Environmental Permits. To the Knowledge of the Company or any Subsidiary thereof, the Company or any Subsidiary thereof is in material compliance with all terms, conditions and provisions of all applicable Environmental Permits and Environmental Laws. There are no past, pending or, to the Knowledge of the Company or any Subsidiary thereof, threatened material Environmental Claims against the Company or any Subsidiary thereof, and the Company or any Subsidiary thereof is not aware of any facts or circumstances which could reasonably be expected to form the basis for any such material Environmental Claim against the Company or any Subsidiary thereof. To the Knowledge of the Company or any Subsidiary thereof, except as set forth on
Schedule 3(u), no Releases of Hazardous Materials have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that constitutes a violation of any Environmental Law. Except as set forth on Schedule 3(u), neither the Company or any Subsidiary thereof, any predecessor of the Company or any Subsidiary thereof, nor any entity previously owned by the Company or any Subsidiary thereof, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which constitutes a violation of any Environmental Law. To the Knowledge of the Company, no Site is a current or proposed Environmental Clean-up Site. There are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Site. To the Knowledge of the Company or any Subsidiary thereof, except as set forth on Schedule 3(u), no Site contains any underground storage tanks, active or abandoned, polychlorinated biphenyl-containing equipment or asbestos-containing material. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any

Subsidiary thereof with respect to any Site which have not been delivered to AAC or any of its representatives prior to execution of this Agreement.

     (22) Other Interests. Except as set forth in Schedule 3(v), the Company or any Subsidiary thereof does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     (23) Certain Business Practices. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees or, to the Knowledge of the Company or any Subsidiary thereof, agents or representatives (in their capacity as directors, officers, agents, representatives or employees) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other Person acting on behalf of or under the auspices of a governmental official or Governmental or Regulatory Body, in the United States or any other country, which is in any manner related to the business or operations of the Company or any of its Subsidiaries, that was illegal under any federal, state or local laws of the United States or any other country having jurisdiction; or (iii) made any payment to any customer or supplier of the Company or any of its Subsidiaries or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Company and its Subsidiaries.

     (24) Insurance. Since July 31, 1992, the Company and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries, and each has maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company and its Subsidiaries or any properties owned, occupied or controlled by the Company or any of its Subsidiaries in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the

Company and its Subsidiaries. There is no material default with respect to any provision contained in any such policy or binder, nor has the Company or any of its Subsidiaries failed to give any material notice or to present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as otherwise set forth in the SEC Reports or in Schedule 3(x), (i) there are no outstanding claims in excess of normal retentions that are not covered under any such policies or binders and, to the Knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company or any of its Subsidiaries that is not covered by any of such policies and binders; (ii) no notice of cancellation or non-renewal of any such policies or binders has been received; and (iii) except as set forth in Schedule 3(x), there are no performance bonds outstanding with respect to the Company or any of its Subsidiaries.

     (25) Disclosure Documents. The Definitive Proxy Materials to be filed with the SEC and sent to the Company Stockholders in connection with the special meeting of the Company Stockholders (the "Special Meeting"), as of the date first mailed to the Company Stockholders and at the time of the Special Meeting, and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") at the time filed with the SEC, or at any time thereafter when the information therein is required to be updated pursuant to applicable law, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Disclosure Documents will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Securities Exchange Act and the SEC rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on written information supplied by or on behalf of AAC or any of its respective Affiliates specifically for inclusion therein.

     (26) Customers and Suppliers. Since July 31, 1997, neither the Company nor any of its Subsidiaries has received written notice that any customer or supplier intends to cancel, terminate or otherwise modify any relationship with the Company or any of its Subsidiaries, which constitutes a Material Adverse Effect.

     4. Representations and Warranties of AAC. AAC represents and warrants to the Company, except as set forth in the disclosure schedule attached hereto:

     (1) Organization. AAC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. AAC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions. AAC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. AAC was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. AAC has not engaged, nor prior to the Effective Time will it engage, in any business activities other than the business activities contemplated hereby (including business activities contemplated by or reasonably incident to the Debt Financing). AAC has conducted and, prior to the Effective Time, will conduct its operations only as contemplated hereby (including activities contemplated by or reasonably incident to the Debt Financing). AAC has no Subsidiaries and, during the period commencing with the date hereof and ending at the Effective Time, AAC will have no Subsidiaries. AAC does not have, nor at the Effective Time will it have, any Liabilities or material obligations not expressly contemplated pursuant to this Agreement or the Transactions.

     (2) Debt Financing.

          (1) AAC has provided to the Company true and complete copies of a letter, dated March 31, 1998, from J.P. Morgan Securities Inc. pursuant to which it has indicated that it is highly confident of its ability to underwrite in the public markets senior notes of the Company in an aggregate amount of at least $100 million to provide, together with the equity financing referred to in
Section 4(b)(ii) and the Revolving Credit Facility, all of the financing required in order to consummate the Transactions and to fund what AAC reasonably believes to be the working capital needs of the Company and its Subsidiaries following the Closing. The financing to be provided pursuant to the foregoing arrangements is hereinafter referred to as the "Debt Financing." As of the date hereof, the highly confident letter relating to the Debt Financing has not been withdrawn and is in full force and effect.

                  (ii) AAC has delivered to the Company a true and complete copy of a commitment letter, dated as of April 21, 1998, from 399 pursuant to which 399 (together with its Affiliates) will have available $13.12445 million, subject to the terms and conditions set forth therein, for purposes of consummating the Transactions (the "Equity Financing Commitment"). As of the date hereof, such commitment letter from 399 has not been withdrawn and is in full force and effect.

     (3) Authorization of the Transactions. AAC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by AAC, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by AAC. This Agreement constitutes the valid and legally binding obligation of AAC, enforceable in accordance with its terms and conditions.

     (4) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Body to which AAC is subject or any provision of the certificate of incorporation or bylaws of AAC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Contract or other arrangement to which AAC is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions. Other than in connection with the provisions of the HSR Act, the DGCL, the Securities Exchange Act, the Securities Act and the state securities laws, AAC is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental or Regulatory Body in order for the Parties to consummate the Transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Parties to consummate the Transactions.

     (5) Brokers' Fees. AAC has no Liability or other obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions contemplated by this Agreement for which any of the Company or its Subsidiaries thereof could become liable.

     (6) Litigation. There is no action, suit or proceeding pending against, or, to the knowledge of AAC, any action, suit, investigation or proceeding threatened against or affecting, AAC or any of their respective properties before any Governmental or

Regulatory Body (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions and has a reasonable likelihood of success.

     (7) Disclosure Documents. The information supplied by AAC for inclusion in the Definitive Proxy Materials to be filed with the SEC and sent to the Company Stockholders in connection with the Special Meeting, as of the date first mailed to the Company Stockholders and at the time of the Special Meeting, and the
Schedule 13E-3 at the time filed with the SEC, or at any time thereafter when the information therein is required to be updated pursuant to applicable law, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5. Covenants. The Parties hereto hereby covenant as follows:

     (1) Further Assurances. Each of the Company and AAC will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions contemplated by this Agreement; provided, however, that no director or officer of the Company shall be required either to violate any requirement imposed by law in connection therewith or to take any action such director or officer deems, after consultation with outside counsel, not consistent with such director's or officer's fiduciary duty.

     (2) Notices and Consents. The Company will, and will cause each of its Subsidiaries to, give any notices to third parties, and will, and will cause each of its Subsidiaries to, use its reasonable best efforts to obtain any required third party consents, that AAC reasonably may request.

     (3) Regulatory Matters and Approvals. Each of AAC and the Company will, and will cause any of its respective Subsidiaries to, give any notices to, make any filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents and approvals of any Governmental or Regulatory Body.

Without limiting the generality of the foregoing, each of AAC and the Company will, and will cause any of its respective Subsidiaries to, (i) file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (ii) use its best efforts to obtain an early termination of the applicable waiting period and (iii) make any further filings pursuant thereto that may be necessary, proper, or advisable.

     (4) Securities Act, Securities Exchange Act, and State Securities Laws.

          (1) The Company will prepare and file with the SEC preliminary proxy materials ("Preliminary Proxy Materials") under the Securities Exchange Act relating to the Merger. The Company will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. AAC will provide the Company with information and assistance in connection with the foregoing filings that the Company may reasonably request.

          (2) The Company and AAC shall each use its reasonable best efforts to take, or cause to be taken, (A) all actions necessary, proper or advisable by such Party with respect to the prompt preparation and filing of the Joint Disclosure Documents with the SEC, (B) such actions as may be required to have the Joint Disclosure Documents declared effective under the Securities Act as promptly as practicable, and (C) such actions as may be required to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

          (3) As soon as practicable after the date of announcement of the execution of this Agreement, the Company shall file with the SEC a Schedule 13E-3. AAC and the Company each agrees to correct any information provided by it for use in the Schedule 13E-3, if and to the extent that it shall have become false and misleading in any material respect.

     (5) DGCL; Special Meeting. The Company will (i) call the Special Meeting as soon as reasonably practicable in order that such stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the DGCL and (ii) mail the Joint Disclosure Documents to the Company Stockholders as soon as reasonably practicable, which Joint Disclosure Documents will contain the affirmative recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that any provision of this Agreement to the contrary notwithstanding, the Company will not have any obligation to call the

Special Meeting or mail the Joint Disclosure Documents to the Company Stockholders if such action would require any director or officer of the Company either to violate any requirement imposed by law in connection therewith or, after consultation with and advice from its outside counsel, any director or officer of the Company determines in good faith that to take such action would be inconsistent with such director's or officer's fiduciary duty.

     (6) Accounting Treatment. Each Party hereto shall cooperate with the other Party hereto in connection with the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, providing appropriate disclosure with regard to such recording in all filings with the SEC. In furtherance of the foregoing, the Company shall provide AAC with a reasonable time period to review any description of the Transactions filed with the SEC.

     (7) Debt Financing.

          (1) AAC shall use its reasonable best efforts to assist the Company in obtaining the Debt Financing or other alternative financing on substantially comparable or more favorable terms. The Company shall use its reasonable best efforts to cooperate with AAC in the obtaining of the Debt Financing, including, without limitation, by participating in road shows and meeting with, and providing information to, potential sources of financing identified by AAC.

                  (ii) The Company shall use its reasonable best efforts to obtain a revolving credit facility commitment from a lending institution designated by AAC in the amount of approximately $25 million ("Revolving Credit Facility").

     (8) Operation of the Company's Business. The Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, including, without limitation, the following:

          (1) authorizing or effecting any change in its certificate of incorporation or bylaws (other than as contemplated by this Agreement);

          (2) granting any options, warrants, or other rights to purchase or obtain any of its capital stock or issuing, selling or otherwise disposing of any of its capital stock (except upon the conversion or exercise of Options and other rights and obligations currently outstanding);

          (3) declaring, setting aside, or paying any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeeming, repurchasing or otherwise acquiring any of its capital stock, in either case, outside the Ordinary Course of Business;

          (4) except as set forth on Schedule 5(h), issuing any note, bond, or other debt security or creating, incurring, assuming or guaranteeing any indebtedness for borrowed money or capitalized lease obligation (except for inter-company loans or advances from the Company to, or Guaranties on behalf of, any one or more of its Subsidiaries), outside the Ordinary Course of Business;
          (1)

          (5) except as set forth on Schedule 5(h), imposing any Lien upon any of its assets outside the Ordinary Course of Business;

          (6) other than pursuant to the Transactions, making any material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

          (7) except pursuant to existing agreements or arrangements as of the date hereof, making any capital investment in, making any loan to, or acquiring the securities or assets of any other Person outside the Ordinary Course of Business;

          (8) adopting or amending any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee Benefit Plan, agreement, trust, Plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, except for normal increases in the Ordinary Course of Business and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary thereof;

          (9) revaluing in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material amount or write-off of notes or accounts receivable in any material amount;

          (10) paying, discharging or satisfying any material Liabilities (whether matured, unmatured, absolute, accrued, asserted or unassented, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the consolidated financial statements of the Company and set forth in the SEC Reports or incurred in the Ordinary Course of Business;

          (11) making any Tax election with respect to or settling or compromising any material income Tax Liability;

          (12) taking any action other than in the Ordinary Course of Business with respect to accounting policies or procedures; and

          (13) committing to any of the foregoing.

     (9) Full Access. Subject to the terms and conditions of the Confidentiality Agreement, the Company will, and will cause each of its Subsidiaries to, permit representatives of AAC and its Affiliates to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each of the Company and its Subsidiaries.
     (1)

     (10) Notice of Developments. Each Party will give prompt written notice to the other Party of any event which could reasonably be expected to give rise to a Material Adverse Effect or could reasonably be expected to cause a breach of any of its own respective representations, warranties, covenants or other agreement contained herein. No disclosure by any Party pursuant to this Section 5(j), however, shall be deemed to amend or supplement any Schedule, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (11) No Solicitation.

          (1) The Company shall not, and shall not permit any of its Subsidiaries to (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall not, and shall not permit any of its Subsidiaries to, authorize or knowingly permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries (all of the foregoing parties being referred to as the "Restricted Parties") to solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition of 5% or more of the consolidated assets of the Company and its Subsidiaries or of over 5% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 5% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Company, other than the Transactions or (D) any other
transaction the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger or which would, or could reasonably be expected to, materially dilute the benefits to AAC of the Transactions (collectively, the "Acquisition Proposals" and which, if consummated, will be an "Acquisition Transaction") or enter into or participate in any discussions (except as may be necessary to inform a Third Party of the provisions of this Section 5(k)) or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to the business, properties or assets of the Company in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; provided, however, that the provisions of this Section 5(k) shall not limit or prohibit any of the Restricted Parties from (x) engaging in discussions or negotiations with such a Third Party who has made a Superior Acquisition Proposal, but only if the Board of Directors of the Company, after consultation with and advice from its outside counsel, determines in good faith that, in the exercise of its fiduciary responsibilities, such discussions or negotiations should be commenced or such information should be furnished or such facilitation, cooperation, encouragement or participation undertaken; (y) furnishing information pursuant to an appropriate and customary confidentiality letter (which shall not be substantially less restrictive than the Confidentiality Agreement) concerning the Company or any Subsidiary thereof and its businesses, properties or assets to a Third Party who has made a Superior Acquisition Proposal as to which a prior determination of the Board of Directors of the Company as contemplated under clause (x) above has been made; provided, further, that (1) the Board of Directors of the Company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until notice to AAC of the Company's intent to take such action shall have been given; and (2) if the Board of Directors of the Company receives a Superior Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Superior Acquisition Proposal, then the Company shall promptly inform AAC of the material terms and conditions of such proposal and the identity of the Third Party making it; or
(z) taking a position on a tender offer by a Third Party, as required by Rule 14e-2 under the Securities Exchange Act (provided no such position shall constitute a recommendation of such transaction if it does not constitute a Superior Acquisition Proposal) or complying with its duties of disclosure under applicable state law. As of the date hereof, the Company shall immediately cease and shall cause each of its Subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing; provided that the limitation set forth in this sentence shall not restrict the Company from engaging in any such activities with such a Third Party who hereafter makes a Superior Acquisition Proposal so long as the Company has complied with the provisions of this Section 5(k).

          (2) If (A) this Agreement shall be terminated pursuant to Section 7(a)(iv), 7(a)(vi)(B) or (B)(1) a Third Party shall have made an Acquisition Proposal, (2) the Agreement shall be terminated pursuant to Section 7(a)(ii),
Section 7(a)(vi)(A), 7(a)(vi)(C) and (3) any Acquisition Proposal (whether or not proposed prior to the Special Meeting and whether or not it involves the Third Party making the Acquisition Proposal referred to in Section 5(k)(ii)(B)(1) above) shall have been consummated within twelve months following the termination of this Agreement, the Company shall pay to AAC, within ten (10) Business Days following such occurrence, a fee of $3.375 million as liquidated damages and not as a penalty together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel and the expenses of any litigation incurred in connection with collecting the fees and other amounts provided for in this Section 5(k)(ii), which out-of-pocket costs, fees and expenses shall be no more than $1 million in the aggregate (collectively, the "Fixed Amount"). Notwithstanding the foregoing, if the Company breaches any representation, warranty, covenant or other agreement hereunder, the Fixed Amount paid by Company and actually received by AAC shall be credited against the amount of damages awarded to AAC as a result of such breach and any damages awarded to AAC as a result of such breach shall be credited against any subsequent payment of the Fixed Amount, to the extent the Company is also obligated hereunder to pay the Fixed Amount.
          (1)

     (12) Insurance and Indemnification.

          (1) For a period of 6 years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided under the Company's certificate of incorporation and bylaws, or any of its Subsidiary's certificate of incorporation or bylaws, in either case, as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (2) For a period of 6 years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's or any of its Subsidiary's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided that, in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to AAC.

     (13) Joint Disclosure Documents. The Company shall cause the Joint Disclosure Documents to comply with the Securities Exchange Act in all material respects. The Company shall cause the Joint Disclosure Documents to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading, other than with respect to information provided by or on behalf of AAC and its Affiliates. AAC shall cause the Joint Disclosure Documents to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading, with respect to information provided by or on behalf of AAC and its Affiliates.

     (14) Comfort Letters. The Company will deliver to AAC on or before the date the Joint Disclosure Documents are mailed to the Company Stockholders a letter from its accountants, Grant Thornton LLP, stating its conclusions as to the accuracy of certain information derived from the financial records from the Company and its Subsidiaries and contained in the Joint Disclosure Document (the "Company Comfort Letter"). The Company Comfort Letter shall be reasonably satisfactory to AAC in form and substance.

     (15) Options. Prior to the Effective Time, the Company shall take such action as may be necessary to terminate the Company's Option Plan.

     (16) Debt Financing Expense. Subject to any right to reimbursement pursuant to Section 5(k)(ii) hereof, in the event the Transactions are not consummated, 399 and AAC shall, jointly and severally, be responsible for the payment of any fee due to, or reimbursement of expenses incurred by, J. P. Morgan Securities, Inc. and its affiliates or any other lender designated by AAC pursuant to the Debt Financing, including, without limitation, the Revolving Credit Facility.

     6. Conditions to Obligation to Close.

     (1) Conditions to Closing by AAC. The obligations of AAC to consummate the Transactions are subject to satisfaction or waiver by AAC of the following conditions:

          (1) the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Effective Time, except (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)), and (B) where the failure of any representations and warranties set forth in Section 3, taken together without regard to any materiality or Knowledge qualification set forth therein, to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

          (2) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (3) there shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the Transactions;

          (4) the Company shall have delivered to AAC a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

          (5) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (6) the holders of not more than 10% of the outstanding Shares of Company Common Stock shall have demanded appraisal of such Shares in accordance with the DGCL;

          (7) the Company shall have delivered to AAC written consents to the Transactions from the Persons who are parties to Contracts set forth on Schedule 6(a);

          (8) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental or Regulatory Bodies in connection with the execution, delivery and performance of this Agreement;
          (1)

          (9) AAC shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes;

          (10) total Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the Effective Time shall not exceed $45 million;

          (11) the Company shall have received the proceeds of the Debt Financing and the amount to be drawn under the Revolving Credit Facility or other proceeds on terms and conditions which are substantially equivalent thereto;

          (12) the Company shall have received and accepted the resignations of all directors of the Company designated by AAC;

          (13) each of the Voting Agreements and the Rollover Agreements shall be in full force and effect;

          (14) there shall not be instituted or pending any action or proceeding by any Governmental or Regulatory Body, or any action or proceeding by any other Person, that has a reasonable likelihood of success before any Governmental or Regulatory Body, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (B) seeking to restrain or prohibit the ownership or operation by AAC of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (C) seeking to impose or confirm material limitations on the ability of AAC to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares of Company Common Stock or (D) requiring divestiture by AAC of any Shares of Company Common Stock, and no Governmental or Regulatory Body shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of AAC is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (A) through (D); and

          (15) the Warrants shall have been adjusted in accordance with the terms of such Warrants, except for such Warrants that have expired in accordance with their terms.

          (16) AAC shall have received an opinion of Warshaw Burstein Cohen Schlesinger & Kuh LLP, counsel to the Company, in the form of Exhibit E attached hereto.

     (2) Conditions to Closing by the Company. The obligations of the Company to consummate the Transactions are subject to satisfaction or waiver by the Company of the following conditions:
     (1)

          (1) the representations and warranties set forth in Section 4 above shall be true and correct in all respects at and as of the Effective Time, except (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)), and (B) where the failure of any representations and warranties set forth in Section 4 taken together without regard to any materiality qualification set forth therein to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

          (2) AAC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (3) there shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the Transactions;

          (4) AAC shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

          (5) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (6) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental or Regulatory Bodies in connection with the execution delivery and performance of this Agreement;

          (7) there shall not be instituted or pending any action or proceeding by any Governmental or Regulatory Body, or any action or proceeding by any other Person, that has a reasonable likelihood of success before any Governmental or Regulatory Body, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the Transaction or (B) seeking to impose liability on any officer or director of the Company for any actions taken in connection with the Transactions, and no Governmental or Regulatory Body shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgement of the Company is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (A) or (B);

          (8) the Company shall have received an opinion of Furman Selz LLC as to the fairness to the Company Stockholders of the cash merger consideration to be received by them; and

          (9) the Company shall have received an opinion of Houlihan Lokey Howard & Zukin to the effect that consummation of the Transactions contemplated hereby will not render the Company (i) "insolvent" as that term is defined in
Section 101(32) of the United States Bankruptcy Code (the "Bankruptcy Code"), or
Section 271 of the New York Debtor and Creditor Law (the "NYDCL") (ii) unable to pay its debts as they mature, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code or Section 275 of the NYDCL, or (iii) left with an unreasonably small capital.

     7. Termination.

     (1) Termination of Agreement. The Parties hereto may terminate this Agreement as follows:

          (1) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          (2) AAC may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, AAC has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before September 30, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results from a breach by AAC of any of its representations, warranties or covenants or other agreements contained in this Agreement);

          (3) the Company may terminate this Agreement by giving written notice to AAC at any time prior to the Effective Time (A) in the event AAC has breached any material representation, warranty or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, the Company has notified AAC of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before September 30, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results from a breach by the Company of any of its representations, warranties, covenants or other agreements contained in this Agreement);

          (4) the Company may terminate this Agreement by giving written notice to AAC, at any time prior to the Effective Time, in the event that a Person has made an Acquisition Proposal that the Board of Directors of the Company determines, in good faith, and after consultation with and advice from its financial advisors, is reasonably likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company Stockholders than the Transactions contemplated by this Agreement and the Merger (a "Superior Acquisition Proposal");
          (1)

          (5) either the Company or AAC may terminate this Agreement by giving written notice to the other Party at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval;

          (6) AAC may terminate this Agreement by giving written notice to the Company if (A) the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to AAC, either its approval or recommendation of this Agreement and the Merger or its recommendation that the Company Stockholders adopt and approve the Transactions contemplated by this Agreement and the Merger, (B) the Board of Directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, or (C) if the Company has failed to duly call the Special Meeting;

          (7) either the Company or AAC may terminate this Agreement by giving written notice to the other Party hereto if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining AAC or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

     (2) Effect of Termination. If either Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations hereunder shall terminate; provided, however, that (i) this Section 7(b), Section 5(i), Section 5(k), Section 5(p), Section 8 and the Confidentiality Agreement shall survive any such termination and (ii) nothing herein shall release any Party from Liability for any breach hereof.

     8. Miscellaneous.

     (1) Press Releases and Public Announcement. Neither the Company nor AAC shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that the Company or AAC may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (2) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, other than Section 5(1) which shall be for the benefit of the Persons set forth therein, which Person shall have the independent right to enforce their rights under such Section.

     (3) Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto and any attachments thereto) and the Confidentiality Agreement constitute the entire agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties hereto, written or oral, to the extent they related in any way to the subject matter hereof, including, without limitation, the Agreement, dated March 10, 1998, between the Company and CVC, as amended.

     (4) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party hereto.

     (5) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (6) General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:


          (1) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (2) accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP;

          (3) references herein to "articles," "sections," "Sections," "subsections" and other subdivisions without reference to a document are to designated articles, sections, Sections, subsections and other subdivisions of this Agreement;

          (4) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

          (5) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

          (6) the term "include" or "including" shall mean without limitation by reason of enumeration;

          (7) the headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement;

          (8) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires; and

          (9) the Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

     (7) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(i) on
the day of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, provided that a copy shall be sent via certified mail, return receipt requested, simultaneously with any such facsimile; (iii) on the business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:         Allied Digital Technologies Corp.
                           140 Fell Court
                           Hauppauge, New York  11788
                           Facsimile:       (516) 232-5370
                           Attention:       George Fishman

         Copy to:          Warshaw Burstein Cohen Schlesinger & Kuh LLP
                           555 Fifth Avenue
                           New York, New York  10017
                           Facsimile:       (212) 972-9150
                           Attention:       Frederick R. Cummings, Jr., Esq.

If to AAC:                 Analog Acquisition Corp.
                           c/o 399 Venture Partners Inc.
                           399 Park Avenue
                           New York, New York  10043
                           Facsimile:       (212) 888-2940
                           Attention:       Richard M. Cashin, Jr.

         Copies to:        399 Venture Partners Inc.
                           399 Park Avenue
                           New York, New York  10043
                           Facsimile:       (212) 888-2940
                           Attention:       Richard M. Cashin, Jr.

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178-0060
                           Facsimile:       (212) 309-6273

                           Attention:       Philip H. Werner, Esq.

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.


     (8) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the DGCL applies as a result of the Company being incorporated in the State of Delaware, in which case the DGCL shall apply.

     (9) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO.

     (10) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties hereto. No waiver by either Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless the same shall be in writing and signed by both Parties.

     (11) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any Party of the economic benefit intended to be conferred by this Agreement, the Parties shall negotiate in good faith to amend the Agreement in a manner so that the economic effect of the Agreement, as amended, is as nearly as possible the same as the economic effect of this Agreement.

     (12) Expenses. Other than as expressly set forth herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Merger is consummated.

     (13) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (14) Transfer Taxes. Any Liability arising out of any real property transfer taxes, if applicable, and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a Liability of the Company Stockholders.

     (15) Limited Recourse. Notwithstanding anything in this Agreement, the Voting Agreements or the Rollover Agreements to the contrary (except as otherwise expressly provided in the Voting Agreements or the Rollover Agreements, as the case may be), (i) the obligations and Liabilities of the Parties hereunder and the parties thereunder shall be without recourse to any stockholder of such Party or any of such stockholder's Affiliates (other than the Parties), or any of their respective directors, employees, officers, representatives or agents (in each case, in their capacity as such) and shall be limited to the assets of such Party and (ii) the stockholders of AAC have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement, the Voting Agreements or the Rollover Agreements.

     (16) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5(1) which shall be for the benefit of the Persons set forth therein, which Person shall have the independent right to enforce their rights under such Section.

     (17) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     (18) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (19) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     (1)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                ALLIED DIGITAL TECHNOLOGIES CORP.



                                By: /s/ George N. Fishman
                                    ---------------------------------------
                                    George N. Fishman
                                    Chief Executive Officer and Co-Chairman

                                ANALOG ACQUISITION CORP.



                                By: /s/ Ian D. Highet
                                    ---------------------------------------
                                    Ian D. Highet
                                    Vice President

                                                                      EXHIBIT B


                          STOCKHOLDER VOTING AGREEMENT


         AGREEMENT, dated as of May 4, 1998, by and between Analog Acquisition Corp., a Delaware corporation ("Purchaser"), and the other party signatory hereto (the "Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof, by and between Purchaser and ABC (the "Company") (as such agreement may be amended from time to time, the "Merger Agreement").

         WHEREAS, concurrently herewith, Purchaser and the Company are entering into a Merger Agreement, pursuant to which Purchaser will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash, other than any shares to remain outstanding pursuant to Section 2(g)(iii) of the Merger Agreement and any Dissenting Shares as defined in
Section 2(i) of the Merger Agreement.

         WHEREAS, as a condition to Purchaser's entering into the Merger Agreement, Purchaser requires that the Stockholder enter into, and the Stockholder has agreed to enter into, this Agreement with Purchaser.

         NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

         "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination, or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, but shall not include the Merger Agreement.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, Controlled by, or under common Control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

         "Business Days" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

         "Company" has the meaning ascribed thereto in the recitals of this Agreement.

         "Company Common Stock" has the meaning ascribed thereto in the recitals of this Agreement.

         "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Existing Shares" has the meaning ascribed thereto in Section 2(a)(i).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Merger" has the meaning ascribed thereto in the recitals of this Agreement.

         "Permitted Transferee" means in the case of any Stockholder, (a) a spouse or lineal descendent (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the Stockholder or (b) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (a) above.

         "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         "Purchaser" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

         "Shares" means the Existing Shares, together with any shares of Company Common Stock acquired of record or beneficially by the Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise; provided, however, that in the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         "Stockholder" has the meaning ascribed thereto in the introductory paragraph to this Agreement.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" has the meaning ascribed thereto in Section 9 of this Agreement.

         "Trustee" has the meaning ascribed thereto in Section 2(a)(i) of this Agreement.

         Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser as follows:

                  (a) (i) The Stockholder is either (A) the record holder or beneficial owner of the number of, or (B) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee"), shares of Company Common Stock and Options as is set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares").

                           (ii) On the date hereof, the Existing Shares set
                  forth opposite the Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.


                           (iii) The Stockholder has sole power of disposition
                  with respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I and sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                           (iv) The Stockholder will have sole power of
                  disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder and will have sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. Other than as set forth in Schedule 2(b), the execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefore may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification. All necessary consents of any beneficiary of or holder of interest in any trust of which a Stockholder is Trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

                  (c) (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to the Stockholder,
         (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

                  (d) Except for the shares of Company Common Stock identified in Schedule II hereto (the "Pledged Shares"), the Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

                  (f) The Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement with Purchaser.

         Section 3. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

                  (b) Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action other than shareholder approval which shall be effected prior to the Effective Time. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.

                  (c) The execution and delivery of this Agreement do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and compliance by Purchaser with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, (i) any charter or by-laws of

         Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated by this Agreement.

                  (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

         Section 4. Agreement to Vote; Proxy

                  (a) The Stockholder hereby agrees that, until the Termination Date (as defined in Section 9), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by the Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by Purchaser in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (E) any other material change in the Company's corporate structure or business; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

                  (b) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS SET FORTH IN SECTION 4(a) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE STOCKHOLDER'S SHARES.

         Section 5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

                  (a) Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Purchaser or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Stockholder in its capacity as such receives any such inquiry or proposal, then the Stockholder shall within 24 hours furnish Purchaser with an accurate description of the material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, that the limitation set forth in this sentence shall not restrict the Stockholder from engaging in any such activities with such a third party who hereafter makes a Superior Acquisition Proposal. The foregoing provisions of this Section 5(a) shall not restrict a Stockholder who is also a director of the Company from taking any actions, or refraining from complying with the foregoing provision, in the Stockholder's capacity as a director, provided that any such actions do not violate Section 5(k) of the Merger Agreement.

                  (b) Prior to the Termination Date, the Stockholder shall not, directly or indirectly (i) except pursuant to the terms of the Merger Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

                  (c) The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have. The Trustee represents that no beneficiary who is a beneficial owner of

         Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

                  (d) Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred to the Stockholder and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholder who is a Trustee shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and (ii) the Termination Date.

         Section 6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         Section 7. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

         Section 8. Stop Transfer. The Stockholder agrees with, and covenants to, Purchaser that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

         Section 9. Termination. The obligations of the Stockholder and the irrevocable proxy contained in Section 4(b) of this Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3, 9 and 10 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

         Section 10. Miscellaneous.

                  (a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, provided that a copy shall be sent via certified mail, return receipt requested, simultaneously with any such facsimile; (iii) on the business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

         If to the Stockholder      George Fishman
                                    35 Frost Creek Drive
                                    Locust Valley, New York 11560
                                    Telecopier: (516)

         If to Purchaser:           Analog Acquisition Corp.
                                    c/o 399 Venture Partners Inc.
                                    399 Park Avenue
                                    14th Floor, Zone 4
                                    New York, NY  10043
                                    Attn:    Richard M. Cashin, Jr.
                                    Telecopier:  212-888-2940

         and:                       Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, NY  10178
                                    Attn:    Philip H. Werner, Esq.
                                    Telecopier: 212-309-6273

         or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

                  (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

                  (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                  (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. The Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of the Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of the Stockholder's Shares.

                  (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

                  (k) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the General Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

                  (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




                           [Signature Page to Follow]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                   ANALOG ACQUISITION CORP.


                                                   By: /s/ Ian D. Highet

                                                       ------------------------
                                                       Ian D. Highet
                                                       Vice President





                                                        /s/ George Fishman
                                                        -----------------------
                                                        George Fishman

                                                                     SCHEDULE I


                                 EXISTING SHARES


Stockholder               No. of Existing Shares          No. of Option Shares
-----------               ----------------------          --------------------

George Fishman                   899,022                               0

                                                                   SCHEDULE II

                                 PLEDGED SHARES

Stockholder Shares                                         No. of Pledged Shares
------------------                                         ---------------------

George Fishman                                                        0

                                                                      EXHIBIT C


                          STOCKHOLDER VOTING AGREEMENT

         AGREEMENT, dated as of May 5, 1998, by and between Analog Acquisition Corp., a Delaware corporation ("Purchaser"), and the other parties signatory hereto (the "Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof, by and between Purchaser and ABC (the "Company") (as such agreement may be amended from time to time, the "Merger Agreement").

         WHEREAS, concurrently herewith, Purchaser and the Company are entering into a Merger Agreement, pursuant to which Purchaser will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash, other than any shares to remain outstanding pursuant to Section 2(g)(iii) of the Merger Agreement and any Dissenting Shares as defined in
Section 2(i) of the Merger Agreement.

         WHEREAS, as a condition to Purchaser's entering into the Merger Agreement, Purchaser requires that the Stockholder enter into, and the Stockholder has agreed to enter into, this Agreement with Purchaser.

         NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

         "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination, or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, but shall not include the Merger Agreement.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, Controlled by, or under common Control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

         "Business Days" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

         "Company" has the meaning ascribed thereto in the recitals of this Agreement.

         "Company Common Stock" has the meaning ascribed thereto in the recitals of this Agreement.

         "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

         "Existing Shares" has the meaning ascribed thereto in Section 2(a)(i).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Merger" has the meaning ascribed thereto in the recitals of this Agreement.

         "Permitted Transferee" means in the case of any Stockholder, (a) a spouse or lineal descendent (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the Stockholder or (b) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (a) above.

         "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         "Purchaser" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

         "Shares" means the Existing Shares, together with any shares of Company Common Stock acquired of record or beneficially by the Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise; provided, however, that in the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         "Stockholder" has the meaning ascribed thereto in the introductory paragraph to this Agreement.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" has the meaning ascribed thereto in Section 9 of this Agreement.

         "Trustee" has the meaning ascribed thereto in Section 2(a)(i) of this Agreement.

         Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser as follows:

                  (a) (i) The Stockholder is either (A) the record holder or beneficial owner of the number of, or (B) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee"), shares of Company Common Stock and Options as is set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares").

                      (ii) On the date hereof, the Existing Shares set forth
                  opposite the Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                      (iii) The Stockholder has sole power of disposition with
                  respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I and sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                      (iv) The Stockholder will have sole power of disposition
                  with respect to Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder and will have sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. Other than as set forth in Schedule 2(b), the execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefore may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification. All necessary consents of any beneficiary of or holder of interest in any trust of which a Stockholder is Trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

                  (c) (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to the Stockholder,
         (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

                  (d) Except for the shares of Company Common Stock identified in Schedule II hereto (the "Pledged Shares"), the Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

                  (f) The Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement with Purchaser.

         Section 3. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

                  (b) Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action other than shareholder approval which shall be effected prior to the Effective Time. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.

                  (c) The execution and delivery of this Agreement do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and compliance by Purchaser with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, (i) any charter or by-laws of

         Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated by this Agreement.

                  (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

         Section 4. Agreement to Vote; Proxy

                  (a) The Stockholder hereby agrees that, until the Termination Date (as defined in Section 9), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by the Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by Purchaser in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's

         Certificate of Incorporation or By-Laws; (E) any other material change in the Company's corporate structure or business; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

                  (b) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS SET FORTH IN SECTION 4(a) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE STOCKHOLDER'S SHARES.

         Section 5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

                  (a) Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Purchaser or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Stockholder in its capacity as such receives any such inquiry or proposal, then the Stockholder shall within 24 hours furnish Purchaser with an accurate description of the material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, that the limitation set forth in this sentence shall not restrict the Stockholder from engaging in any such activities with such a third party who hereafter makes a Superior Acquisition Proposal. The foregoing provisions of this Section 5(a) shall not restrict a Stockholder who is also a director of the Company from taking any actions, or refraining from complying with the foregoing provision, in the Stockholder's capacity as a director, provided that any such actions do not violate Section 5(k) of the Merger Agreement.

                  (b) Prior to the Termination Date, the Stockholder shall not, directly or indirectly (i) except pursuant to the terms of the Merger Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

                  (c) The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have. The Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

                  (d) Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred to the Stockholder and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholder who is a Trustee shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and (ii) the Termination Date.

         Section 6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         Section 7. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

         Section 8. Stop Transfer. The Stockholder agrees with, and covenants to, Purchaser that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

         Section 9. Termination. The obligations of the Stockholder and the irrevocable proxy contained in Section 4(b) of this Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3, 9 and 10 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

         Section 10. Miscellaneous.

                  (a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, provided that a copy shall be sent via certified mail, return receipt requested, simultaneously with any such facsimile; (iii) on the business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

         If to the Stockholder:        William H. Smith
                                       Scenic Road
                                       3rd House South of 10th Street
                                       Carmel, CA  93921
                                       Facsimile No.: (408) 626-8630

         If to Purchaser:              Analog Acquisition Corp.
                                       c/o 399 Venture Partners Inc.
                                       399 Park Avenue
                                       14th Floor, Zone 4
                                       New York, NY  10043
                                       Attn:    Richard M. Cashin, Jr.
                                       Telecopier:  212-888-2940

         and:                          Morgan, Lewis & Bockius LLP
                                       101 Park Avenue
                                       New York, NY  10178
                                       Attn:    Philip H. Werner, Esq.
                                       Telecopier: 212-309-6273

         or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

                  (e) This Agreement, including all exhibits, disclosure

schedules and
         schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

                  (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                  (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. The Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of the Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of the Stockholder's Shares.

                  (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

                  (k) This Agreement shall be governed and construed in

         accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the General Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

                  (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




                           [Signature Pages to Follow]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             ANALOG ACQUISITION CORP.


                                             By: /s/ Ian D. Highet
                                                 ----------------------------
                                                 Ian D Highet
                                                 Vice President



                                             /s/ William H. Smith
                                             --------------------------------
                                             William H. Smith


                                             /s/ Patricia H. Smith
                                             --------------------------------
                                             Patricia M. Smith



                                             William H. Smith Trust


                                             By: /s/ William H. Smith
                                                 ----------------------------
                                                 William H. Smith
                                                 Trustee


                                             Patricia M. Smith Trust


                                             By: /s/ William H. Smith
                                                -----------------------------
                                                William H. Smith
                                                Trustee


                                             /s/ William H. Jacob
                                             --------------------------------
                                             William L. Jacob

                                             /s/ Laura L. Jacob
                                             --------------------------------
                                             Laura L. Jacob

                                           /s/ R. Thomas Jacob
                                           --------------------------------
                                           R. Thomas Jacob


                                           /s/ Barbara S. Jacob
                                           --------------------------------

                                           Barbara S. Jacob


                                           /s/ William L. Jacob
                                           --------------------------------
                                           William L. Jacob,
                                           as Custodian for Garth W. Jacob


                                           /s/ William L. Jacob
                                           --------------------------------
                                           William H. Jacob


                                           /s/ William L. Jacob
                                           --------------------------------
                                           William L. Jacob,
                                             as Custodian for Veronika L. Jacob


                                           /s/ Paul Kubitskey
                                           --------------------------------
                                           Paul Kubitskey


                                           /s/ Wendy Kubitskey
                                           --------------------------------
                                           Wendy Kubitskey,
                                             as Custodian for Emily Kubitskey


                                           /s/ Wendy Kubitskey
                                           --------------------------------
                                           Wendy Kubitskey,
                                             as Custodian for Kaitlyn Kubitskey


                                           /s/ Scott D. Smith
                                           ---------------------------------
                                           Scott D. Smith

                                           /s/ Scott D. Smith
                                           ---------------------------------
                                           Scott D. Smith,
                                             as Custodian for Brittany F. Davies


                                           /s/ Kendall A. Smith
                                           ---------------------------------
                                           Kendall A. Smith



                                           /s/ Kathryn Smith
                                           ---------------------------------
                                           Kathryn Smith


                                           /s/ Kendall A. Smith
                                           ---------------------------------
                                           Kendall A. Smith,
                                               as Custodian for Melena Smith


                                           /s/ Wendy Kubitskey
                                           ---------------------------------
                                           Wendy Kubitskey


                                           /s/ Werner H. Jean
                                           ---------------------------------
                                           Werner H. Jean, Trustee
                                               of William H. Smith
                                               and Patricia M. Smith
                                               Irrevocable Trust
                                               dated April 2, 1998
                                               for Emily Morell Kubitskey

                                           /s/ Werner H. Jean
                                           ----------------------------------
                                           Werner H. Jean, Trustee
                                               of William H. Smith and
                                               Patricia M. Smith

                                               Irrevocable Trust
                                               dated April 2, 1998
                                               for Kaitlyn Hunt Kubitskey




                                           /s/ Werner H. Jean
                                           ----------------------------------
                                           Werner H. Jean, Trustee
                                               of the William H. Smith
                                               and Patricia M. Smith
                                               Irrevocable Trust dated
                                               April 2, 1998 for
                                               Melena Renee Smith



                                           /s/ Werner H. Jean
                                           ----------------------------------
                                           Werner H. Jean, Trustee
                                               of the William H. Smith
                                               and Patricia M. Smith
                                               Irrevocable Trust
                                               dated April 2, 1998
                                               for Brittany Frances Davies


                                           William H. and Patricia M. Smith
                                           Foundation


                                           By: /s/ William H. Smith
                                               ------------------------------
                                               William H. Smith
                                               President

                                                                      SCHEDULE I




                                 EXISTING SHARES


                                          No. of Existing                   No. of Option
   Stockholder                                 Shares                           Shares
   -----------                                 ------                           ------

William H. Smith

William H. Smith Trust

Patricia M. Smith

Patricia M. Smith Trust

William L. Jacob

Barbara S. Jacob

Laura L. Jacob

William H. Jacob

R. Thomas Jacob

William L. Jacob,
    as Custodian for Garth W. Jacob

William L. Jacob,
    as Custodian for Veronika L.
Jacob

Paul Kubitskey

Wendy Kubitskey,
    as Custodian for Emily Kubitskey

Wendy Kubitskey,
    as Custodian for Kaitlyn
Kubitskey

Scott D. Smith

Scott D. Smith,
    as Custodian for Brittany F.
Davies


                                                                      SCHEDULE I



                                          No. of Existing                   No. of Option
   Stockholder                                 Shares                           Shares
   -----------                                 ------                           ------

Kendall A. Smith

Kathryn Smith

Kendall A. Smith,
    as Custodian for Melena Smith

Wendy Kubitskey

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Emily Morell Kubitskey

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Kaitlyn Hunt Kubitskey

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Melena Renee Smith

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Brittany Frances Davies


                                                                     SCHEDULE I

                                          No. of Existing                   No. of Option
   Stockholder                                 Shares                           Shares
   -----------                                 ------                           ------







William H. and Patricia M. Smith
    Foundation

                              TOTAL              6,264,427                               0
                                          ================                 ===============



                                                                     SCHEDULE II






                                 PLEDGED SHARES



                                                         No. of Pledged
               Stockholder                                    Shares
               -----------                                    ------

William H. Smith

William H. Smith Trust

Patricia M. Smith Trust

William L. Jacob

Barbara S. Jacob


Laura L. Jacob

William H. Jacob

R. Thomas Jacob

William L. Jacob,
    as Custodian for Garth W. Jacob

William L. Jacob,
    as Custodian for Veronika L.
Jacob

Paul Kubitskey

Wendy Kubitskey,
    as Custodian for Emily Kubitskey

Wendy Kubitskey,
    as Custodian for Kaitlyn
Kubitskey

Scott D. Smith

                                                                     SCHEDULE II


                                                  No. of Pledged
        Stockholder                                    Shares
        -----------                                    ------

Scott D. Smith,
    as Custodian for Brittany F.
Davies

Kendall A. Smith

Kathryn Smith

Kendall A. Smith,
    as Custodian for Melena Smith

Wendy Kubitskey

 Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith

    Irrevocable Trust
    dated April 2, 1998
    for Emily Morell Kubitskey

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Kaitlyn Hunt Kubitskey

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Melena Renee Smith

                                                                    SCHEDULE II

                                                 No. of Pledged
        Stockholder                                   Shares
        -----------                                   ------

Werner H. Jean, Trustee
    of William H. Smith
    and Patricia M. Smith
    Irrevocable Trust
    dated April 2, 1998
    for Brittany Frances Davies

William H. and Patricia M. Smith
    Foundation

                                              TOTAL             0
                                                    =============

                                                                       EXHIBIT D





                    STOCKHOLDER VOTING AND ROLLOVER AGREEMENT

       AGREEMENT, dated as of May 5, 1998, by and between Analog Acquisition

Corp., a Delaware corporation ("Purchaser"), and the other parties signatory hereto (the "Stockholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof, by and between Purchaser and ABC (the "Company") (as such agreement may be amended from time to time, the "Merger Agreement").

       WHEREAS, concurrently herewith, Purchaser and the Company are entering into a Merger Agreement, pursuant to which Purchaser will be merged with and into the Company (the "Merger"), whereby each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash, other than any shares to remain outstanding pursuant to Section 2(g)(iii) of the Merger Agreement and any Dissenting Shares as defined in
Section 2(i) of the Merger Agreement.

       WHEREAS, as a condition to Purchaser's entering into the Merger Agreement, Purchaser requires that the Stockholder enter into, and the Stockholder has agreed to enter into, this Agreement with Purchaser.

       NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

       Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

       "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination, or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, but shall not include the Merger Agreement.

       "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, Controlled by, or under common Control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

       "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

       "Business Days" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

       "Company" has the meaning ascribed thereto in the recitals of this Agreement.

       "Company Common Stock" has the meaning ascribed thereto in the recitals of this Agreement.

       "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit arrangement or otherwise.

       "Existing Shares" has the meaning ascribed thereto in Section 2(a)(i).

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Merger" has the meaning ascribed thereto in the recitals of this Agreement.

       "Permitted Transferee" means in the case of any Stockholder, (a) a spouse or lineal descendent (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the Stockholder or (b) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (a) above.

       "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

       "Purchaser" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

       "Shares" means the Existing Shares, together with any shares of Company Common Stock acquired of record or beneficially by the Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise; provided, however, that in the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

       "Stockholder" has the meaning ascribed thereto in the introductory paragraph to this Agreement.

       "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

       "Termination Date" has the meaning ascribed thereto in Section 10 of this Agreement.

       "Trustee" has the meaning ascribed thereto in Section 2(a)(i) of this Agreement.

       Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser as follows:

         (a) (i) The Stockholder is either (A) the record holder or beneficial owner of the number of, or (B) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a

         "Trustee"), shares of Company Common Stock and Options as is set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares").

                  (ii) On the date hereof, the Existing Shares set forth opposite the Stockholder's name on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                  (iii) The Stockholder has sole power of disposition with respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I and sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's name on
         Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (iv) The Stockholder will have sole power of disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder and will have sole voting power with respect to the matters set forth in Section 4 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by the Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

         (b) The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. Other than as set forth in Schedule 2(b), the execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder is bound including, without limitation, any trust agreement, voting agreement, stockholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefore may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification. All necessary consents of any beneficiary of or holder of interest in any trust of which a Stockholder is Trustee to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.


         (c) (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to the Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

         (d) Except for the shares of Company Common Stock identified in
       Schedule II hereto (the "Pledged Shares"), the Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

         (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

         (f) The Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement with Purchaser.

       Section 3. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.


         (b) Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action other than shareholder approval which shall be effected prior to the Effective Time. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.

         (c) The execution and delivery of this Agreement do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and compliance by Purchaser with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, (i) any charter or by-laws of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state or federal public body or authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated by this Agreement.

         (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

       Section 4. Agreement to Vote; Proxy


         (a) The Stockholder hereby agrees that, until the Termination Date (as defined in Section 10), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by the Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement or any such actions identified in writing by Purchaser in advance): (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (E) any other material change in the Company's corporate structure or business; or (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. The Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

         (b) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS SET FORTH IN SECTION 4(a) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE STOCKHOLDER'S SHARES.

       Section 5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:


         (a) Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Purchaser or any Affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Stockholder in its capacity as such receives any such inquiry or proposal, then the Stockholder shall within 24 hours furnish Purchaser with an accurate description of the material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Stockholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, that the limitation set forth in this sentence shall not restrict the Stockholder from engaging in any such activities with such a third party who hereafter makes a Superior Acquisition Proposal. The foregoing provisions of this Section 5(a) shall not restrict a Stockholder who is also a director of the Company from taking any actions, or refraining from complying with the foregoing provision, in the Stockholder's capacity as a director, provided that any such actions do not violate Section 5(k) of the Merger Agreement.

         (b) Prior to the Termination Date, the Stockholder shall not, directly or indirectly (i) except pursuant to the terms of the Merger Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Stockholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees to become bound by this Agreement; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

         (c) The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have. The Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.


         (d) (i) Subject to the terms and provisions of the Merger Agreement, in connection with the Merger, the Stockholder hereby agrees to retain an aggregate of 26,250 shares of Surviving Corporation Class A Common Stock held by and registered in the name of the Stockholder, and in the amount opposite such name, set forth on Schedule III hereto, upon conversion of, and with respect to, 26,250 of such Stockholder's Shares (the "Rollover Shares") unless otherwise agreed with Purchaser.

                  (ii) The Stockholder shall use its best efforts to negotiate and execute an Investors Agreement on terms and conditions mutually satisfactory to Purchaser and Stockholder.

         (e) Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred to the Stockholder and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Stockholder who is a Trustee shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and (ii) the Termination Date.

         (f) The Stockholder shall take all actions necessary to cause any Rollover Shares that constitute Pledged Shares, prior to the Effective Time, to be free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

       Section 6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

       Section 7. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

       Section 8. Stop Transfer. The Stockholder agrees with, and covenants to, Purchaser that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

       Section 9. Rule 145 Affiliates. The Stockholder who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Purchaser, on or prior to the Effective Time, a written agreement in form and substance acceptable to Purchaser, restricting the disposition of Rollover Shares.

       Section 10. Termination. The obligations of the Stockholder and the irrevocable proxy contained in Section 4(b) of this Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3, 10 and 11 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

       Section 11. Miscellaneous.

         (a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, provided that a copy shall be sent via certified mail, return receipt requested, simultaneously with any such facsimile; (iii) on the business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

       If to the Stockholder:       Donald L. Olesen
                                    8 Donna Drive
                                    Upper Brookville, NY 11771
                                    Telecopier: (516) 922-1923

       If to Purchaser:             Analog Acquisition Corp.
                                    c/o 399 Venture Partners Inc.
                                    399 Park Avenue
                                    14th Floor, Zone 4
                                    New York, NY  10043
                                    Attn:   Richard M. Cashin, Jr.

                                    Telecopier:  212-888-2940

       and:                         Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, NY  10178
                                    Attn:   Philip H. Werner, Esq.
                                    Telecopier:  212-309-6273

       or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

         (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

         (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. The Stockholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of the Stockholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of the Stockholder's Shares.

         (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

         (k) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the General

       Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

         (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




                           [Signature Pages to Follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                               ANALOG ACQUISITION CORP.



                                               By:  /s/ Ian D. Highet
                                               ---------------------------------
                                                     Ian D. Highet
                                                     Vice President


                                               /s/ Donald L. Olesen
                                               ---------------------------------
                                               Donald L. Olesen


                                               /s/ Erik Olesen
                                               ---------------------------------
                                               Erik Olesen


                                               /s/ Debra Olesen
                                               ---------------------------------
                                               Debra Olesen


                                               /s/ Erik Olesen
                                               ---------------------------------
                                               Erik Olesen,
                                                 as Custodian for Ryan Olesen


                                               /s/ Christopher L. Olesen
                                               ---------------------------------

                                               Christopher L. Olesen


                                               /s/ Nicole Olesen
                                               ---------------------------------
                                               Nicole Olesen

                                               /s/ Nicole Olesen
                                               ---------------------------------
                                               Nicole Olesen,
                                                 as Custodian for Austin Olesen



                                               /s/ Kyle Olesen
                                               ---------------------------------
                                               Kyle Olesen

                                                                      SCHEDULE I


                                 EXISTING SHARES


Stockholder                                No. of Existing Shares                No. of Option Shares
-----------                                ----------------------                --------------------

Donald L. Olesen                               887,400                           30,000

Erik Olesen


Debra Olesen

Erik Olesen
 as Custodian
 for Ryan Olesen

Christopher Olesen

Nicole Olesen

Nicole Olesen,
 as Custodian
 for Austin Olesen

Kyle Olesen

       Total                                    887,400                            30,000
                                                =======                            ======

                                                                     SCHEDULE II



                                 PLEDGED SHARES

Stockholder
Shares                                                            No. of Pledged
------                                                            --------------

Donald L.Olesen                                                            0

Erik Olesen

Debra Olesen

Erik Olesen
 as Custodian
 for Ryan Olesen

Christopher Olesen

Nicole Olesen

Nicole Olesen,
 as Custodian
 for Austin Olesen

Kyle Olesen


         Total                                                             0
                                                                           =

                                                                    SCHEDULE III

                                 ROLLOVER SHARES


Stockholder                                              No. of Rollover Shares
-----------                                              ----------------------

Donald L. Olesen                                             26,250

                                                                       EXHIBIT E
                                                                   GIFT SCHEDULE



                                                                                   No. of
               Donor                                    Donee                      Shares              Date
               -----                                    -----                      ------              ----

A.  William H. Smith Trust             William L. Jacob                              3,076            04/01/98

                                       Laura L. Jacob                                3,076            04/01/98

                                       R. Thomas Jacob                               3,076            04/01/98

                                       William L. Jacob, as Custodian                3,076            04/01/98
                                       for Garth W. Jacob, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       William L. Jacob, as Custodian                3,076            04/01/98
                                       for Veronika L. Jacob, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18


                                       Paul Kubitskey                                  3,076          04/01/98

                                       Wendy Kubitskey, as Custodian                   3,076          04/01/98
                                       for Emoly Kubitskey, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Wendy Kubitskey, as Custodian                   3,076          04/01/98
                                       for Kaitlyn Kubitskey, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Scott D. Smith                                  3,076          04/01/98

                                       Scott D. Smith, as custodian for                3,076          04/01/98
                                       Brittany F. Davies, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Kendall A. Smith                                3,076          04/01/98

                                       Kathryn Smith                                   3,076          04/01/98

                                       Kendall A. Smith, as Custodian                  3,076          04/01/98
                                       for Melena Smith, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Wendy Kubitskey                                 3,076          04/01/98

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Emily Morell
                                       Kubitskey

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Kaitlyn Hunt
                                       Kubitskey

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98

                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Melena Renee
                                       Smith

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Brittany Frances
                                       Davies

                                       William H. and Patricia M. Smith           1,000,000           04/9/98
                                       Foundation

B.  Patricia M. Smith Trust            William L. Jacob                                3,076          04/01/98

                                       Laura L. Jacob                                  3,076          04/01/98

                                       R. Thomas Jacob                                 3,076          04/01/98

                                       William L. Jacob, as Custodian                  3,076          04/01/98
                                       for Garth W. Jacob, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       William L. Jacob, as Custodian                  3,076          04/01/98
                                       for Veronika L. Jacob, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Paul Kubitskey                                  3,076          04/01/98

                                       Wendy Kubitskey, as Custodian                   3,076          04/01/98
                                       for Emily Kubitskey, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                                                                   No. of
               Donor                                    Donee                      Shares              Date
               -----                                    -----                      ------              ----


                                       Wendy Kubitskey, as Custodian                   3,076          04/01/98

                                       for Kaitlyn Kubitskey, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Scott D. Smith                                  3,076          04/01/98

                                       Scott D. Smith, as Custodian for                3,076          04/01/98
                                       Brittany F. Davies, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Kendall A. Smith                                3,076          04/01/98

                                       Kathryn Smith                                   3,076          04/01/98

                                       Kendall A. Smith, as Custodian                  3,076          04/01/98
                                       for Melena Smith, under the
                                       Michigan Uniform Gifts to
                                       Minors Act until Age 18

                                       Wendy Kubitskey                                 3,076          04/01/98

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Emily Morell
                                       Kubitskey

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Kaitlyn Hunt
                                       Kubitskey

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Melena Renee
                                       Smith

                                       Werner H. Jean, Trustee of the                 46,680          04/02/98
                                       William H. Smith and Patricia M.
                                       Smith Irrevocable Trust dated
                                       April 2, 1998 for Brittany
                                       Francaes Davies

C.  Donald L. Olesen                   Erik Olesen                                    3,250           03/13/98

                                       Debra Olesen                                   3,250           03/13/98

                                                                                   No. of
               Donor                                    Donee                      Shares              Date
               -----                                    -----                      ------              ----

                                       Erik Olesen, Custodian for Ryan                1,000           03/13/98
                                       Olesen

                                       Christopher L. Olesen                          3,250           03/13/98

                                       Nicole Olesen                                  3,250           03/13/98

                                       Nicole Olesen, Custodian for                   1,000           03/13/98
                                       Austin Olesen

                                       Kyle Olesen                                    6,600           03/13/98

                                       Donald L. Olesen                             237,015           03/13/98

                                                                       EXHIBIT F






                             JOINT FILING AGREEMENT

The undersigned agree to file jointly with the Securities Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with the merger of Analog Acquisition Corp. with and into Allied Digital Technologies Corp. (the "Transaction"). For that purpose, the undersigned hereby constitute and appoint William H. Smith, Donald L. Olesen and George Fishman, and each or any one of them as their true and lawful agents and attorneys-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with the Transaction, and to perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: May 14, 1998



                              /s/ George N. Fishman
                             ---------------------------------------
                             George N. Fishman


                              /s/ William H. Smith
                             ---------------------------------------
                             William H. Smith


                              /s/ Patricia M. Smith
                             ---------------------------------------
                             Patricia M. Smith

                             William H. Smith Trust


                             By: William H. Smith
                                 ---------------------------
                             Name:  William H. Smith
                             Title: Trustee

                             Patricia M. Smith Trust


                             By: /s/ Patricia M. Smith
                                 ---------------------------
                             Name: Patricia M. Smith
                             Title: Trustee



                              /s/ William L. Jacob
                             ---------------------------------------
                             William L. Jacob


                              /s/ Laura L. Jacob
                             ---------------------------------------
                             Laura L. Jacob


                              /s/ R. Thomas Jacob
                             ---------------------------------------
                             R. Thomas Jacob



                              /s/ Barbara S. Jacob
                             ---------------------------------------
                             Barbara S. Jacob


                              /s/ William L. Jacob, as Custodian
                             ---------------------------------------
                             William L. Jacob,
                                as Custodian for Garth W. Jacob


                              /s/ William L. Jacob
                             ---------------------------------------
                             William H. Jacob


                              /s/ William L. Jacob, as Custodian
                             ---------------------------------------
                             William L. Jacob,
                                as Custodian for Veronika L. Jacob


                              /s/ Paul Kubitskey
                             ---------------------------------------
                             Paul Kubitskey

                              /s/ Wendy Kubitskey, as Custodian
                             ---------------------------------------
                             Wendy Kubitskey,
                                as Custodian for Emily Kubitskey


                              /s/ Wendy Kubitskey, as Custodian
                             ---------------------------------------
                             Wendy Kubitskey,
                                as Custodian for Kaitlyn Kubitskey

                              /s/ Scott D. Smith
                             ---------------------------------------
                             Scott D. Smith


                              /s/ Scott D. Smith, as Custodian
                             ---------------------------------------
                             Scott D. Smith,
                                as Custodian for Brittany F. Davies



                              /s/ Kendall A. Smith
                             ---------------------------------------
                             Kendall A. Smith


                              /s/ Kathryn Smith
                             ---------------------------------------
                             Kathryn Smith


                              /s/ Kendall A. Smith, as Custodian
                             ---------------------------------------
                             Kendall A. Smith,
                               as Custodian for Melena Smith


                              /s/ Wendy Kubitskey
                             ---------------------------------------
                             Wendy Kubitskey


                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of William H. Smith
                                and Patricia M. Smith
                                Irrevocable Trust
                                dated April 2, 1998
                                for Emily Morell Kubitskey

                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of William H. Smith and
                                Patricia M. Smith
                                Irrevocable Trust
                                dated April 2, 1998
                                for Kaitlyn Hunt Kubitskey


                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of the William H. Smith

                                and Patricia M. Smith
                                Irrevocable Trust dated
                                April 2, 1998 for
                                Melena Renee Smith



                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of the William H. Smith
                                and Patricia M. Smith
                                Irrevocable Trust
                                dated April 2, 1998
                                for Brittany Frances Davies


                             William H. and Patricia M. Smith
                             Foundation


                             By:  /s/ William H. Smith
                                  ---------------------------
                             Name: William H. Smith
                             Title: President


                              /s/ Donald L. Olesen
                             ---------------------------------------
                             Donald L. Olesen


                              /s/ Erik Olesen
                             ---------------------------------------
                             Erik Olesen

                              /s/ Debra Olesen
                             ---------------------------------------
                             Debra Olesen


                              /s/ Erik Olesen, as Custodian
                             ---------------------------------------
                             Erik Olesen,
                                as Custodian for Ryan Olesen


                              /s/ Christopher L. Olesen
                             ---------------------------------------

                             Christopher L. Olesen


                              /s/ Nicole Olesen
                             ---------------------------------------
                             Nicole Olesen


                              /s/ Nicole Olesen
                             ---------------------------------------
                             Nicole Olesen,
                                as Custodian for Austin Olesen


                              /s/ Kyle Olesen
                             ---------------------------------------
                             Kyle Olesen

                                                                       EXHIBIT F



                             JOINT FILING AGREEMENT

The undersigned agree to file jointly with the Securities Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with the merger of Analog Acquisition Corp. with and into Allied Digital Technologies Corp. (the "Transaction"). For that purpose, the undersigned hereby constitute and appoint William H. Smith, Donald L. Olesen and George Fishman, and each or any one of them as their true and lawful agents and attorneys-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with the Transaction, and to perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: May 14, 1998


                              /s/ George N. Fishman
                             ---------------------------------------
                             George N. Fishman


                              /s/ William H. Smith
                             ---------------------------------------
                             William H. Smith


                              /s/ Patricia M. Smith
                             ---------------------------------------
                             Patricia M. Smith

                             William H. Smith Trust


                             By: William H. Smith
                                 ---------------------------
                             Name:  William H. Smith

                             Title: Trustee

                             Patricia M. Smith Trust


                             By: /s/ Patricia M. Smith
                                 ---------------------------
                             Name: Patricia M. Smith
                             Title: Trustee



                              /s/ William L. Jacob
                             ---------------------------------------
                             William L. Jacob


                              /s/ Laura L. Jacob
                             ---------------------------------------
                             Laura L. Jacob


                              /s/ R. Thomas Jacob
                             ---------------------------------------
                             R. Thomas Jacob


                              /s/ Barbara S. Jacob
                             ---------------------------------------
                             Barbara S. Jacob


                              /s/ William L. Jacob, as Custodian
                             ---------------------------------------
                             William L. Jacob,
                                as Custodian for Garth W. Jacob


                              /s/ William L. Jacob
                             ---------------------------------------
                             William H. Jacob


                              /s/ William L. Jacob, as Custodian
                             ---------------------------------------
                             William L. Jacob,
                                as Custodian for Veronika L. Jacob


                              /s/ Paul Kubitskey
                             ---------------------------------------
                             Paul Kubitskey

                              /s/ Wendy Kubitskey, as Custodian
                             ---------------------------------------
                             Wendy Kubitskey,
                                as Custodian for Emily Kubitskey


                              /s/ Wendy Kubitskey, as Custodian
                             ---------------------------------------
                             Wendy Kubitskey,
                                as Custodian for Kaitlyn Kubitskey

                              /s/ Scott D. Smith
                             ---------------------------------------
                             Scott D. Smith


                              /s/ Scott D. Smith, as Custodian
                             ---------------------------------------
                             Scott D. Smith,
                                as Custodian for Brittany F. Davies


                              /s/ Kendall A. Smith
                             ---------------------------------------
                             Kendall A. Smith


                              /s/ Kathryn Smith
                             ---------------------------------------
                             Kathryn Smith


                              /s/ Kendall A. Smith, as Custodian
                             ---------------------------------------
                             Kendall A. Smith,
                               as Custodian for Melena Smith


                              /s/ Wendy Kubitskey
                             ---------------------------------------
                             Wendy Kubitskey


                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of William H. Smith
                                and Patricia M. Smith
                                Irrevocable Trust

                                dated April 2, 1998
                                for Emily Morell Kubitskey

                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of William H. Smith and
                                Patricia M. Smith
                                Irrevocable Trust
                                dated April 2, 1998
                                for Kaitlyn Hunt Kubitskey


                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of the William H. Smith
                                and Patricia M. Smith
                                Irrevocable Trust dated
                                April 2, 1998 for
                                Melena Renee Smith



                              /s/ Werner H. Jean, Trustee
                             ---------------------------------------
                             Werner H. Jean, Trustee
                                of the William H. Smith
                                and Patricia M. Smith
                                Irrevocable Trust
                                dated April 2, 1998
                                for Brittany Frances Davies


                             William H. and Patricia M. Smith
                             Foundation


                             By:  /s/ William H. Smith
                                  ---------------------------
                             Name: William H. Smith
                             Title: President


                              /s/ Donald L. Olesen

                             ---------------------------------------
                             Donald L. Olesen


                              /s/ Erik Olesen
                             ---------------------------------------
                             Erik Olesen

                              /s/ Debra Olesen
                             ---------------------------------------
                             Debra Olesen


                              /s/ Erik Olesen, as Custodian
                             ---------------------------------------
                             Erik Olesen,
                                as Custodian for Ryan Olesen


                              /s/ Christopher L. Olesen
                             ---------------------------------------
                             Christopher L. Olesen


                              /s/ Nicole Olesen
                             ---------------------------------------
                             Nicole Olesen


                              /s/ Nicole Olesen
                             ---------------------------------------
                             Nicole Olesen,
                                as Custodian for Austin Olesen


                              /s/ Kyle Olesen
                             ---------------------------------------
                             Kyle Olesen